Exhibit (a)(1)(A)

OFFER TO PURCHASE

ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS

OF

CMB.TECH NV

(formerly Euronav NV)

FOR

$12.66 PER SHARE IN CASH

($18.95 per Share less distributions in the aggregate amount of $6.29)

BY

COMPAGNIE MARITIME BELGE NV

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON NOVEMBER 21, 2024, UNLESS THE U.S. OFFER IS EXTENDED.

Compagnie Maritime Belge NV, a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB” or the “Offeror”) is offering to purchase all outstanding ordinary shares, no par value (“Ordinary Shares” or the “Shares”), of CMB.TECH NV (formerly Euronav NV), a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB.TECH” or the “Company”), beneficially owned by U.S. Holders (as defined below) for $12.66 per Share in cash, without interest and less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the Settlement Date (as defined below) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “U.S. Offer”). All payments to U.S. Holders of Ordinary Shares pursuant to the U.S. Offer will be rounded to the nearest whole cent. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders.

Concurrently with the U.S. Offer, the Offeror is reopening its offer in Belgium to purchase all outstanding Ordinary Shares of the Company from all holders (other than the Offeror and its affiliates), wherever located, for the same price and on substantially the same terms as the U.S. Offer (the “Belgian Offer” and together with the U.S. Offer, the “Offers”). On October 7, 2024 the Financial Services and Markets Authority of Belgium (the “FSMA”) ordered CMB to reopen its unconditional mandatory public takeover bid at an adjusted bid price which takes into account the increase of the reference price used in the original bid of $18.43 per share by $0.52, for all Ordinary Shares of the Company that CMB and its affiliates do not already own in accordance with Belgian law (the “FSMA Order”). The adjusted bid price also takes into account a decrease of $6.29 per Ordinary Share, the aggregate amount of distributions made by the Company since the initial announcement of the original bid on October 9, 2023. CMB is conducting the Offers at the Offer Price to comply with the FSMA Order.

The U.S. Offer is only being made to U.S. Holders who are the beneficial owners of Ordinary Shares. The U.S. Offer is not being made to non-U.S. Holders who beneficially own Ordinary Shares. Non-U.S. Holders may not rely on the disclosure in this Offer to Purchase or the Letter of Transmittal under any circumstances. If a non-U.S. Holder who beneficially owns Ordinary Shares wishes to participate in the Offers, such holder must participate in the Belgian Offer on the terms and conditions set forth in the Belgian Prospectus and Prospectus Supplement (each as defined below). U.S. Holders who are the beneficial owners of Ordinary Shares who tender their Ordinary Shares in the Belgian Offer will receive the equivalent price per Ordinary Share in Euros as holders who tender their Ordinary Shares in the U.S. Offer. The Offeror will pay the Offer Price in the U.S. Offer in U.S. Dollars.

The Ordinary Shares are listed on the New York Stock Exchange (the “NYSE”) and the regulated market of Euronext Brussels SA/NV (“Euronext Brussels”) and trade on both exchanges under the symbol “CMBT.” On October 21, 2024, the most recent practicable trading day before publication of this Offer to Purchase, the closing price of Ordinary Shares reported on the NYSE was $16.21 per Share. On October 21, 2024, the most recent practicable trading day before publication of the Belgian Prospectus Supplement, the closing price of Ordinary Shares reported on Euronext Brussels was €14.79 per Share (or $15.99 based upon the WM/Reuters spot exchange rate for U.S. Dollars per Euro as of such time).

THE OFFER PRICE IS LOWER THAN THE CLOSING PRICE OF THE ORDINARY SHARES ON THE NYSE ON OCTOBER 21, 2024 BY APPROXIMATELY 21.90 PERCENT. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE ORDINARY SHARES BEFORE DECIDING WHETHER TO TENDER YOUR ORDINARY SHARES IN THE U.S. OFFER. You should discuss with your broker or other financial, legal or tax advisors whether to tender your Ordinary Shares pursuant to the U.S. Offer.

The Company’s Supervisory Board (the “Supervisory Board”) unanimously recommends that holders of Ordinary Shares reject the Offers and NOT tender their Ordinary Shares in the Offers. The Supervisory Board advises shareholders to consult their own financial, tax and legal advisors and make such other investigations concerning the Offers, including obtaining a current market price for the Ordinary Shares, as they deem necessary in order to make an informed decision with respect to the Offers.

Under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the U.S. Securities and Exchange Commission (the “SEC”) and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. This Offer to Purchase and the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by the Company within ten days from the date of this U.S. Offer to Purchase with the SEC contain important information and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

The Offeror intends to conduct the U.S. Offer in compliance with the applicable regulatory requirements in the United States, including the applicable requirements of the U.S. tender offer rules in Regulations 14D and 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Offeror is relying on the “Tier II” exemption under the Exchange Act in respect of the U.S. Offer. The “Tier II” exemption provides partial relief from the applicability of Exchange Act rules governing third-party tender offers involving the securities of a foreign private issuer if greater than 10% but no more than 40% of the subject class of securities are held by U.S. Holders. In determining that the “Tier II” exemption is available in respect of the U.S. Offer, the Offeror determined the percentage of outstanding shares held by U.S. Holders in accordance with Instruction 2 to Rules 14d-1(c) and (d) under the Exchange Act. Under the “Tier II” exemption, compliance with the requirements of the home jurisdiction law or practice (in this case, Belgium) will satisfy the requirements of certain of the rules applicable to third-party tender offers under the Exchange Act, including, but not limited to, rules relating to prompt payment and withdrawal rights. The Offeror has structured the U.S. Offer based on a determination that Tier II relief from the U.S. tender rules is available in respect of the U.S. Offer.

A summary of the principal terms of the U.S. Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Ordinary Shares in the U.S. Offer.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR

ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the U.S. Offer (the “U.S. Information Agent”), at the telephone number and addresses set forth below and on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the U.S. Information Agent at the telephone number and email address set forth below and on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The date of this Offer to Purchase is October 23, 2024.

The information agent for the U.S. Offer is:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers

Call Toll Free:

1 (888) 815-4069

Outside U.S. and Canada:

+1 (781) 896-6948

Email: CMB.TECH@georgeson.com

IMPORTANT INFORMATION

We are not making the U.S. Offer to and will not accept any tendered Ordinary Shares from or on behalf of, holders of Ordinary Shares residing in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the U.S. Offer to U.S. Holders of Ordinary Shares in any such jurisdiction.

Any U.S. Holder of Ordinary Shares desiring to tender all or any portion of the Ordinary Shares owned by such U.S. Holder can accept the U.S. Offer by (1) completing and signing the Letter of Transmittal (or a copy thereof, provided the signature is original) in accordance with the instructions in the Letter of Transmittal and mail or deliver it and all other required documents to Computershare Trust Company, N.A., the depositary and paying agent for the U.S. Offer (the “U.S. Tender Agent”), at the address on the back cover page of this Offer to Purchase, or (2) tendering such Ordinary Shares pursuant to the procedures for book-entry transfer set forth in The U.S. Offer — Section 3. “Procedures for Accepting the U.S. Offer and Tendering Shares.” Any U.S. Holder of Ordinary Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such U.S. Holder desires to tender their Ordinary Shares.

The Offeror is not providing for guaranteed delivery procedures. Therefore, you must allow sufficient time to tender your Shares by 10:00 A.M., New York City time, on the Expiration Date. Any tenders received by the U.S. Tender Agent after 10:00 A.M., New York City time, on the Expiration Date will be disregarded and of no effect.

If you do not complete and sign the IRS Form W-9 that is included in the Letter of Transmittal, you may be subject to U.S. federal backup withholding tax (at a rate of 24%) on the gross proceeds payable to you pursuant to the U.S. Offer. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See The U.S. Offer — Section 5. “Certain Income Tax Consequences of the U.S. Offer” for more information regarding the material U.S. and Belgian tax consequences of the U.S. Offer to U.S. Holders of Ordinary Shares.

The Company’s Supervisory Board (the “Supervisory Board”) unanimously recommends that holders of Ordinary Shares reject the Offers and NOT tender their Ordinary Shares in the Offers. The Supervisory Board advises shareholders to consult their own financial, tax and legal advisors and make such other investigations concerning the Offers, including obtaining a current market price for the Ordinary Shares, as they deem necessary in order to make an informed decision with respect to the Offers.

The Company is required by law to file with the SEC and provide to shareholders, within ten business days from the date of this Offer to Purchase, a Schedule 14D-9 to advise shareholders of its position on the U.S. Offer. The Schedule 14D-9, which also contains other important information, will be transmitted to The Depository Trust Company (“DTC”) participant who holds your beneficial ownership position or mailed to you together with this Offer to Purchase. U.S. Holders of Ordinary Shares should review the Schedule 14D-9 when it is filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.

Copies of this Offer to Purchase, the related Letter of Transmittal and any other tender offer materials must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or that would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

Questions and requests for assistance including information on how holders of Ordinary Shares who are not U.S. Holders may tender their Ordinary Shares or to obtain a copy of the Belgian Offer documents are directed to

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the U.S. Information Agent, at the telephone number on the back cover page of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other U.S. Offer documents may be obtained free of charge from the U.S. Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.

All references to “U.S. Dollars” and “$” are to the currency which is currently legal tender in the United States of America and all references to “Euros,” “EUR,” and “€” are to the currency which is currently legal tender in Belgium.

As used in this Offer to Purchase, the term “outstanding Ordinary Shares” refers to all issued Ordinary Shares of the Company, excluding treasury shares.

All references to the Company’s website address (cmb.tech) are inactive text references and are not intended to be actual links to the Company’s website. The information contained in, accessible from or connected to the Company’s website is not incorporated by reference into or otherwise a part of this Offer to Purchase.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Ordinary Shares pursuant to the U.S. Offer. You should rely only on the information contained in this Offer to Purchase and the related Letter of Transmittal to which we have referred you.

We have not authorized anyone to provide you with information or to make any representation in connection with the U.S. Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the U.S. Offer, you must not rely upon that recommendation, information or representation as having been authorized by the Offeror, the U.S. Tender Agent, or the U.S. Information Agent. You should not assume that the information provided in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase.

The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

Subject to applicable law (including Rule 14d-4 under the Exchange Act, which requires that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of CMB or the Company or any of their respective subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference.

* * *

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains “forward-looking statements.” Forward-looking statements include all statements other than statements of historical fact, including plans, strategies and expectations for the future, statements regarding the expected timing of the completion of the Offers, the future strategy for the Company, the Company’s integration of Pre-Acquisition CMB.TECH (as defined below), and diversification and decarbonization of the Company’s fleet, or any assumptions underlying any of the foregoing. Statements made in the future tense, and words such as “anticipate,” “expect,” “project,” “continue,” “believe,” “plan,” “estimate,” “intend,” “potential,” “forecast,” “guidance,” “outlook,” “seek,” “assume,” “will,” “may,” “should,” and similar expressions are intended to qualify as forward-looking statements. Forward-looking statements are based on estimates and assumptions made by management of the Offeror that are believed to be reasonable, although estimates and assumptions are inherently uncertain and difficult to predict. Shareholders are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from that expressed or implied by the forward-looking statements. These risks and uncertainties include, among other things, the following:

•	the Offeror may not succeed in executing its decarbonization strategy for the Company;

•

the businesses that the Company acquired as part of its purchase of CMB’s subsidiary, then named “CMB.TECH” (“Pre-Acqusition CMB.TECH”) may not be successfully integrated into the Company’s business, and the benefits of the Company’s acquisition of Pre-Acquisition CMB.TECH may not be realized;

•	the global clean energy transition may not accelerate as expected, including in the shipping industry;

•	governmental and regulatory focus on a zero-carbon future in accordance with current target dates may be delayed, changed or abandoned;

•	the shipping industry may not adopt hydrogen and ammonia as a primary fuel source for ocean-going vessels or any adoption may take longer than expected;

•	the obsolescence and scrapping of older vessels that are powered by traditional fuels that emit carbon and their replacement may not occur as expected or at all;

•	the Company’s hydrogen and ammonia engine and fuel technology may not be successfully applied in longer haul routes;

•	the delivery of the Company’s vessels on order may not occur as expected or without unanticipated costs;

•	charters at attractive or expected rates may not be available for the Company’s vessels upon expiration of current charters or upon delivery of newbuildings on order;

•	the Company may not complete as expected various hydrogen and ammonia projects upon which the Company’s strategy is based around the world both at sea and ashore;

•

continuing demand for transportation of crude oil may not sustain charter rates for VLCCs and Suezmax tankers and the expected reduction in supply of such vessels due to scrapping or obsolescence may not occur;

•	improving supply and demand dynamics over the next several years in the dry bulk shipping sector of the shipping industry may not occur as expected;

•	a recovery and growth over the next several years in the chemical tanker sector of the shipping industry may not occur as expected;

•	demand for eco-friendly container vessels may not increase or may decline;

•	continued increases in demand for service vessels in the offshore wind industry may not occur as expected;

•	the impact of general economic and geopolitical factors may impact the shipping industry, including the war in Ukraine and the on-going conflicts in the Middle East;

•

uncertainty as to the number of Ordinary Shares that will be tendered in the Offers and the impact on the continued listing of the Ordinary Shares on the NYSE or Euronext Brussels, which is primarily dependent upon the trading price continuing to exceed the Offer Price;

•	the liquidity of the trading markets for the Ordinary Shares after completion of the Offers may be limited;

•	the Company’s future dividend policy will be determined in the discretion of the Supervisory Board, on an ad hoc basis, and dividends may be limited or eliminated in the future;

•

the Offeror, as the Company’s majority shareholder, controls the outcome of substantially all matters on which holders of Ordinary Shares are entitled to vote, including the election of members of the Company’s Supervisory Board and changes to the Company’s articles of association, and may have interests that differ from other shareholders;

•	the Enterprise Court Claim (as defined below) may be decided against the Company, CMB and/or the other defendants which may have a material adverse effect on the Company; and

•	the Offers and other factors may negatively affect the trading price for the Ordinary Shares.

While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the SEC made by the Company, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements and Risk Factor Summary” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “2023 Annual Report”) and its other SEC filings.

The forward-looking statements contained in this Offer to Purchase speak only as of the date of this Offer to Purchase. Neither the Offeror nor the Company undertakes any obligation to revise or update any forward-looking statements to reflect new information, future events or circumstances after the date of the forward-looking statement, unless required by law.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Offer to Purchase and may not contain all the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. You should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the U.S. Information Agent at its telephone number and addresses set forth on the back cover page of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to the Offeror.

Offeror	Compagnie Maritime Belge NV, a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB” or the “Offeror”). See The U.S. Offer — Section 9. “Certain Information About the Offeror.”

U.S. Offer	The offer by the Offeror to purchase all outstanding ordinary shares, no par value (the “Ordinary Shares” or “Shares”), of CMB.TECH NV (formerly Euronav NV), a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB.TECH” or the “Company”), which are beneficially owned by U.S. Holders. See The U.S. Offer — Section 1. “Terms of the U.S. Offer.”

Price Offered Per Share	$12.66 per Share, in cash, without interest and less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the Settlement Date (the “Offer Price”). See The U.S. Offer — Section 2. “Acceptance for Payment and Payment for Shares.”

Dual Offer Structure	Concurrently with the U.S. Offer and to comply with the FSMA Order, CMB is making an offer in Belgium to purchase all outstanding Ordinary Shares of the Company from all holders (other than the Offeror and its affiliates), wherever located, for the equivalent price and on substantially the same terms as the U.S. Offer (the “Belgian Offer” and together with the U.S. Offer, the “Offers”). See The U.S. Offer — Section 1. “Terms of the U.S. Offer.”

Repositioning of Shares	To accept the U.S. Offer, U.S. Holders holding Ordinary Shares that are reflected in the Company’s Belgian Share Register (as defined below) and eligible for trading on the regulated market of Euronext Brussels SA/NV (“Euronext Brussels”) must first reposition their Shares to be reflected on the Company’s U.S. Share Register (as defined below) and eligible for trading on the New York Stock Exchange (the “NYSE”) through the repositioning process described in The U.S. Offer — Section 8. “Certain Information About the Company.” If you intend to accept the U.S. Offer and your Ordinary Shares are not reflected on the U.S. Share Register, you should begin the repositioning process as soon as possible. See The U.S. Offer — Section 8. “Certain Information About the Company.”

Expiration Date of U.S. Offer	10:00 A.M., New York City time (4:00 P.M., Brussels, Belgium time), on November 21, 2024, unless the expiration of the U.S. Offer is extended (the “Expiration Date”). See The U.S. Offer — Section 1. “Terms of the U.S. Offer.”

Recommendation of the Company’s Supervisory Board	The Company’s Supervisory Board (the “Supervisory Board”) unanimously recommends that holders of Ordinary Shares reject the Offers and NOT tender their Ordinary Shares in the Offers. The Supervisory Board advises each shareholder to make its own decision regarding the Offers based on all available information, including the adequacy of the Offer Price in light of the shareholder’s own investment objectives, the current market price for the Ordinary Shares, the shareholder’s views as to the Company’s prospects and outlook, the factors considered by the Supervisory Board as described in the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Schedule 14D-9”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and any other factors that the shareholder deems relevant to its investment decision. The Supervisory Board also advises each shareholder to consult with its financial and tax advisors regarding the Offers. A more complete description of the Supervisory Board’s recommendation is set forth in the Schedule 14D-9 filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.

QUESTIONS & ANSWERS ABOUT THE OFFERS

The following are some questions that you, as a shareholder of the Company, may have and answers to those questions.

Who is offering to buy my Ordinary Shares of CMB.TECH (formerly Euronav) pursuant to the U.S. Offer?

The Offers are being made by Compagnie Maritime Belge NV, a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB” or the “Offeror”). CMB is a diversified shipping and cleantech group based in Antwerp, Belgium. CMB is also active in certain other businesses, including real estate. CMB is wholly owned by Saverco NV, a public limited liability company (“naamloze vennootschap”) under Belgian law (“Saverco”), which is an investment holding company. Alexander Saverys, Ludovic Saverys, and Michael Saverys, each own approximately 33.33% of the issued shares of Saverco. As of the date of this Offer to Purchase, CMB and Saverco together own 177,171,699 Ordinary Shares representing 91.22% of the outstanding Ordinary Shares of the Company and CMB is the controlling shareholder of the Company. See The U.S. Offer — Section 9. “Certain Information About the Offeror.”

What happened to Euronav?

CMB.TECH is the same company as Euronav. On October 1, 2024, the Company’s name was officially changed from “Euronav” to “CMB.TECH”. The trading symbol under which the Ordinary Shares trade on both the NYSE and Euronext Brussels was also changed from “EURN” to “CMBT” as of July 15, 2024.

Why did CMB make a public takeover bid for the Company’s Ordinary Shares in February 2024?

On November 22, 2023 CMB purchased 57,479,744 Ordinary Shares, representing 28.47% of the then outstanding Ordinary Shares, from Famatown Finance Limited (“Famatown”) and Frontline plc (“Frontline” and, together with Famatown, the “Sellers”), together, the Company’s then largest shareholder, for a purchase price of $18.43 per share (the “Share Purchase”). After the consummation of the Share Purchase, CMB and Saverco together owned 53.45% of the then outstanding Ordinary Shares of the Company and CMB became the controlling shareholder of the Company. The purpose of effecting this change of control of the Company through the Share Purchase was to resolve the strategic and structural deadlock within the Company that existed prior to the consummation of the Share Purchase and to enable CMB to implement its medium to long-term strategy of transforming the Company into a Europe-based leading company in the field of maritime and industrial cleantech by gradually diversifying its fleet away from pure crude oil transportation and focusing on diversification and decarbonization of the fleet, as described further in The U.S. Offer — Section 11. “Purpose of the Offers; Plans for the Company.”

As a result of the Share Purchase described above, CMB became obligated under Belgian law to make a mandatory unconditional public takeover bid on the remaining Ordinary Shares of the Company that were not already then owned by CMB or its affiliates. On February 14, 2024, CMB commenced a mandatory public takeover bid for all Ordinary Shares of the Company not already owned by CMB or persons affiliated with CMB (the “Completed Bid”). The Offeror’s sole purpose in making the Completed Bid was to comply with its legal obligation to launch a public takeover bid in accordance with Belgian law.

Is the Completed Bid closed?

Yes, the Completed Bid acceptance period expired at 10:00 A.M., New York City time (4:00 P.M., Brussels, Belgium time), on March 15, 2024 and closed on April 3, 2024. A total of 69,241,955 Ordinary Shares were tendered in the Offers and accepted for payment by the Offeror, increasing its ownership of the Company from 53.37% to 87.60% as of the closing of the Completed Bid.

Why is CMB making another bid for the remaining Ordinary Shares?

On October 7, 2024 the Financial Services and Markets Authority of Belgium (the “FSMA”) ordered CMB to reopen the Completed Bid, which was consummated on April 3, 2024, in accordance with Belgian Law (the “FSMA Order”). CMB is conducting Offers to comply with the FSMA Order.

How much are you offering to pay for the Ordinary Shares and what is the form of payment?

The Offeror is offering to pay $12.66 for each Ordinary Share, in cash, without interest and less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the settlement date of the Offers.

The Offer Price in the U.S. Offer will be paid in U.S. Dollars. Shareholders tendering Ordinary Shares in the Belgian Offer will receive an equivalent amount of the Offer Price in Euros calculated using the WM/Reuters spot exchange rate for Euros per U.S. Dollar at 5:00 P.M., Central European Time, on the date of the announcement of the results of the Acceptance Period. See The U.S. Offer — Section 1. “Terms of the U.S. Offer.”

Is the bid price in the Offers the same as the bid price in the Completed Bid?

No. The bid price of the Completed Bid was based upon the purchase price in the Share Purchase of $18.43 per Ordinary Share (the “Original Reference Price”) and the adjusted bid price in the Offers is based on an increase in the Original Reference Price of $0.52 per share as described in The U.S. Offer — Section 10. “Past Contacts, Transactions, Negotiations and Agreements — The Transaction — Determination of the purchase price for the Share Purchase and the Offer Price in the Mandatory Bid.” The adjusted bid price also takes into account a decrease of $6.29 per Ordinary Share, the aggregate amount of distributions made by the Company since the initial announcement of the Completed Bid on October 9, 2023.

Why did the Original Reference Price increase?

On February 29, 2024, certain funds managed by FourWorld Capital Management, LLC (“FourWorld”) filed a complaint with the Market Court in Belgium (the “Market Court”) in connection with the Completed Bid. FourWorld’s application sought, among other things, to challenge the Original Reference Price, alleging that the Original Reference Price did not reflect certain purported special benefits that FourWorld claimed to have been granted to Frontline in addition to the price paid by CMB in the Share Purchase. FourWorld also requested that the Market Court order CMB to adjust the Original Reference Price to account for these alleged special benefits.

In its ruling dated September 6, 2024, the Market Court dismissed some of FourWorld’s claims as inadmissible and/or unfounded. However, the Market Court found that the price at which certain vessels were sold by the Company to Frontline as part of the solution to the strategic and structural deadlock within the Company implied certain indirect special benefits to Frontline. The Court calculated these indirect special benefits to be $0.52 per Ordinary Share. The Market Court ordered the FSMA to assess whether, in view of its finding that indirect special benefits were granted to Frontline amounting to $0.52 per share, the original bid price should be modified. On October 7, 2024, the FSMA decided to effectively require an increase in the original bid price of $18.43 of $0.52 per Ordinary Share and ordered CMB, more specifically, to (i) pay $0.52 per share to all shareholders whose Ordinary Shares were validly tendered in the Completed Bid and (ii) reopen the Completed Bid at an adjusted bid price which takes into account the increase of the Original Reference Price, of $0.52 per share. Taking into account the Original Reference Price, increased by $0.52 in accordance with the FSMA Order, and decreased by $6.29 (the aggregate amount of distributions made by the Company to its shareholders since the announcement of the Completed Bid on October 9, 2023), this results in an offer price per Share of $12.66 (the “Offer Price”) in the Offers.

How was the Offer Price determined?

As ordered by the FSMA in the FSMA Order, the Offeror has reopened the Belgian Offer (and commenced the U.S. Offer) at an offer price of $12.66 per Ordinary Share. In accordance with the FSMA Order, the Original Reference Price has been increased by $0.52, from $18.43 per Ordinary Share to $18.95 per Ordinary Share. The adjusted bid price also takes into account a decrease of $6.29 per Ordinary Share, the aggregate amount of distributions made by the Company since the initial announcement of the Completed Bid on October 9, 2023.

The Offer Price may be reduced on a dollar-for-dollar basis by the gross amount of any additional distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the Settlement Date of the Offers.

Shareholders who tender Belgian Shares in the Belgian Offer will receive the Offer Price in Euro, calculated using the WM/Reuters spot exchange rate for Euros per U.S. dollar at 5:00 p.m. CET on the date of the announcement of the results of the Acceptance Period of the Belgian Offer.

For more information on the determination of the Offer Price, see The U.S. Offer — Section 10. “Past Contacts, Transactions, Negotiations and Agreements — The FSMA Order and Determination of the Offer Price.”

Does CMB intend to take the Company private?

No, CMB is making the Offers solely to comply with the FSMA Order and does not intend to take the Company private. The Offeror does not intend to delist the Ordinary Shares from trading on the NYSE or Euronext Brussels and expects that the Ordinary Shares will continue to trade on these exchanges after consummation of the Offers. The most recent closing price of the Ordinary Shares on the NYSE on October 21, 2024 was $16.21 per share. The Offer Price is lower than the NYSE closing price on October, 21, 2024 by approximately 21.90 percent. However, in the event that the trading price of the Ordinary Shares suffers a significant decline resulting in the Offer Price reflecting a premium to the price available to shareholders on the NYSE and/or Euronext Brussels and a significant number of Ordinary Shares are tendered into the Offers, the number of Ordinary Shares that are publicly held may be significantly reduced because of the Offers, and the liquidity of the public markets for the Ordinary Shares may also be significantly reduced. It is also possible that the Company may fail to meet the criteria for continued listing on the NYSE. If this were to happen, the Ordinary Shares could be delisted from the NYSE by action taken by the NYSE. See The U.S. Offer —Section 7. “Certain Effects of the U.S. Offer.”

What benefits does the Offeror expect for shareholders from the Offers?

The Offeror does not expect shareholders to benefit from the Offers because the Offer Price is, as of the date of this Offer to Purchase, significantly lower than the market price which could be realized if a holder sold its Shares on the NYSE or Euronext Brussels. However, in the event that the trading price of the Ordinary Shares suffers a significant decline resulting in the Offer Price reflecting a premium to the price available to shareholders on the NYSE and/or Euronext Brussels, the benefit of the Offers for shareholders is the opportunity to sell their Ordinary Shares to the Offeror at the Offer Price.

How does the Offers affect me if I tendered Shares in the Completed Bid?

The Completed Bid closed on April 3, 2024 and withdrawal rights terminated on March 15, 2024. Therefore, the Offers do not affect your tender of, or payment that you have received from the Offeror for, the Shares you tendered in the Completed Bid. However, in accordance with the FSMA Order, CMB will pay to all shareholders whose Ordinary Shares were validly tendered in the Completed Bid an additional $0.52 per Ordinary Share (the “Subsequent Payment”). CMB expects to make this Subsequent Payment on October 31, 2024. Shareholders who are entitled to the Subsequent Payment will not need to do anything to receive the Subsequent Payment. The Payment will be made in the same manner that the payment for your tendered Shares was made in the Completed Bid.

Have the Offers been recommended by the Company’s Supervisory Board?

The Company’s Supervisory Board (the “Supervisory Board”) unanimously recommends that holders of Ordinary Shares reject the Offers and NOT tender their Ordinary Shares in the Offers. The Supervisory Board reached the conclusion to recommend the Company’s shareholders reject the Offers and NOT tender their Ordinary Shares in the Offers because the Offer Price is substantially below the historical trading price of the Ordinary Shares and in view of the Company’s new strategy, which aims to make the Company the reference platform for sustainable shipping based on diversification, decarbonization and optimization of the Company’s fleet. While the Supervisory Board unanimously recommends that shareholders reject the Offers and stay invested in the Company, the Supervisory Board advises shareholders to consult their own financial, tax and legal advisors and make such other investigations concerning the Offers, including obtaining a current market price for the Ordinary Shares, as they deem necessary in order to make an informed decision with respect to the Offers. Under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) stating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case, the Company is required to explain the reasons for its position. The reasons for the Supervisory Board’s recommendation will be set forth in the Schedule 14D-9 that will be filed with the SEC and transmitted to the DTC participant who holds your beneficial ownership position or mailed to you together with this Offer to Purchase. You should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under subheading (b) “Background and Reasons for the Supervisory Board’s Position.”

What was the Supervisory Board’s recommendation with respect to the Completed Bid?

The Supervisory Board at the time of the Completed Bid expressed no opinion regarding the offers to holders of Ordinary Shares in the Completed Bid and remained neutral with respect to those offers. The Supervisory Board reached the conclusion to remain neutral with respect to the offers in the Completed Bid because it determined, after consideration of the factors and reasons described in the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Completed Bid that the Company filed with the SEC, that the decision of a holder of Ordinary Shares with respect to the offers in the Completed Bid will substantially depend on its view of the new strategy of the Company. The Supervisory Board expressed unanimously that holders of Ordinary Shares who are aligned with the Company’s new strategy should not tender their Ordinary Shares in the offers in the Completed Bid, and that holders of Ordinary Shares who do not support the Company’s new strategy should tender their Ordinary Shares in the offers in the Completed Bid. In that Schedule 14D-9, the Company noted the Supervisory Board’s belief that a shareholder’s decision whether or not to tender its Ordinary Shares in the offers in the Completed Bid and, if so, the number of Ordinary Shares to tender, was a personal investment decision based upon each individual shareholder’s particular circumstances. The Supervisory Board urged each shareholder to make its own decision regarding the offers in the Completed Bid based on all available information, including the adequacy of the offer price in light of the shareholder’s own investment objectives, the shareholder’s views as to the Company’s prospects and outlook, particularly in light of its new strategy, the factors considered by the Supervisory Board as described in the Schedule 14D-9 and any other factors that the shareholder deemed relevant to its investment decision.

What is the Belgian Offer?

Concurrently with the U.S. Offer, CMB is reopening the prior Belgian offer pursuant to which CMB offered to purchase all outstanding Ordinary Shares of the Company, from all holders (other than the Offeror and its affiliates), wherever located, which was made on the basis of a Belgian prospectus dated February 13, 2024 (the “Belgian Prospectus”). The Belgian Offer provides equivalent consideration for the Ordinary Shares tendered as the U.S. Offer, and the Belgian Offer is being made on substantially the same terms as the U.S. Offer, except as further described herein. See The U.S. Offer —Section 1. “Terms of the U.S. Offer.” Non-U.S. Holders of

Ordinary Shares may not use this Offer to Purchase or the related Letter of Transmittal and may only tender their Ordinary Shares into the Belgian Offer. A separate prospectus supplement for use by holders of Ordinary Shares, wherever located, is being published concurrently in Belgium after having been approved by the FSMA as required under Belgian law (including any related Belgian Offer documents, the “Belgian Prospectus Supplement”). Such approval does not imply an assessment of the merits or the quality of the Belgian Offer nor of the position of the Offeror.

Who can participate in the U.S. Offer?

All U.S. Holders of Ordinary Shares may tender their Ordinary Shares into either the U.S. Offer or the Belgian Offer. Non-U.S. Holders of Ordinary Shares may not tender their Ordinary Shares into the U.S. Offer. See The U.S. Offer — Section 3. “Procedures for Accepting the U.S. Offer and Tendering Shares.”

Who can participate in the Belgian Offer?

Holders of Ordinary Shares, wherever located, may tender their Ordinary Shares into the Belgian Offer. Questions and requests for assistance including information on how U.S. Holders may tender their Ordinary Shares into the Belgian Offer, or to obtain a copy of the Belgian Prospectus Supplement and the Belgian Prospectus, may be directed to Georgeson LLC, the information agent for the U.S. Offer (the “U.S. Information Agent”), at the telephone number and addresses on the back cover page of this Offer to Purchase.

What is the market value of the Ordinary Shares as of a recent date?

On October 21, 2024, the most recent practicable trading day before publication of this Offer to Purchase, the closing price of Ordinary Shares reported on the NYSE was $ 16.21 per Ordinary Share and the closing price of Ordinary Shares reported on Euronext Brussels was € 14.79 per Ordinary Share (or $15.99 based upon the WM/Reuters spot exchange rate for U.S. Dollars per Euro as of such time). See The U.S. Offer — Section 6. “Price Range of Ordinary Shares; Dividends.”

Will you have the financial resources to pay for all of the Ordinary Shares that are tendered in the Offers?

Yes. The consummation of the Offers is not subject to any financing condition. The Offeror estimates that the maximum amount of funds required to consummate the Offers is approximately $216 million. CMB is the borrower under an amended and restated bridge facilities agreement with Crédit Agricole Corporate and Investment Bank, KBC Bank NV, and Société Générale (the “Amended and Restated Facilities Agreement”) pursuant to which these banks and the other banks party to the Amended and Restated Facilities Agreement have committed irrevocably to make unconditionally available the funds necessary to finance the purchase of all the outstanding Ordinary Shares that are the subject of the Offers. See The U.S. Offer — Section 13. “Source and Amount of Funds.”

Will I have to pay any fees or commissions?

If your Ordinary Shares are registered in your name and you tender your shares in the U.S. Offer directly to the U.S. Tender Agent, you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Ordinary Shares by the Offeror pursuant to the U.S. Offer. If you hold your Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

Is there a minimum number of Ordinary Shares that must be tendered for you to purchase any Ordinary Shares?

No. The Offers are for any and all outstanding Ordinary Shares not already owned by the Offeror and its affiliates.

Are there any conditions to the consummation of the Offers?

No. There are no conditions to the consummation of the Offers. The Offeror is obligated to accept for payment and to pay for, on the Settlement Date, all Ordinary Shares validly tendered and not withdrawn prior to 10:00 A.M., New York City time, on the Expiration Date.

How long do I have to decide whether to tender my Ordinary Shares in the Offers?

You will have until 10:00 A.M., New York City time (4:00 P.M., Brussels, Belgium time), on the Expiration Date to tender your Ordinary Shares in the U.S. Offer. The term “Expiration Date” means November 21, 2024, unless the expiration of the U.S. Offer is extended to a subsequent date in accordance with U.S. and Belgian law, in which case the term “Expiration Date” means the latest date to which the U.S. Offer is extended (the period of time from commencement of the U.S. Offer through 10:00 A.M., New York City time, on the Expiration Date, the “Acceptance Period”). U.S. Holders of Ordinary Shares, wherever located, tendering their Ordinary Shares during the Acceptance Period will have withdrawal rights during the Acceptance Period with respect to such tendered Ordinary Shares. Brokers, dealers, commercial banks, trust companies or other nominees may set an earlier deadline for communication by holders of Ordinary Shares in order to permit such broker, dealer, commercial bank, trust company or other nominee to communicate acceptances to the U.S. Tender Agent in a timely manner. Accordingly, U.S. Holders holding Ordinary Shares through any such securities intermediary should comply with the dates communicated by such securities intermediary, as such dates may differ from the dates and times noted in this Offer to Purchase. See The U.S. Offer — Section 1. “Terms of the U.S. Offer” and — Section 3. “Procedures for Accepting the U.S. Offer and Tendering Shares.”

Can the Offers be extended and under what circumstances?

Yes. If the Offeror makes a material change to this Offer to Purchase or any other information published or sent or given to shareholders in respect to the U.S. Offer, the Offeror may be required under U.S. law to extend the U.S. Offer by up to ten U.S. Business Days. In such case, the Offeror would also extend the Belgian Offer. Any extension of the Offers would be made by public announcement thereof, which will be made no later than 9:00 A.M., New York City time (3:00 P.M., Brussels, Belgium time), on the next U.S. Business Day (as defined below) after the previously scheduled expiration date. If the U.S. Offer is extended in accordance with U.S. law, the Offeror currently intends to extend the Belgian Offer so that it will expire on the same day as, and simultaneously with, the U.S. Offer. See The U.S. Offer — Section 1. “Terms of the U.S. Offer.”

Will there be any Subsequent Offering Periods?

No, the Offeror is not required under Belgian law to provide for a mandatory subsequent offering period in connection with the Offers.

If I do not tender my Ordinary Shares and the Offers are consummated, will the Offeror launch a “Squeeze-Out” offer?

No. Even if the Offeror, following the expiration of the Acceptance Period, holds at least 95% of the issued Ordinary Shares, the Offeror is not obligated under Belgian law to launch a Squeeze-Out offer and does not have any intention of doing so.

If, following the expiration of the Acceptance Period, the Offeror holds, as a result of the Offers, at least 95% of the issued Ordinary Shares, any holder of Ordinary Shares that has not tendered such Ordinary Shares can obligate the Offeror to acquire such Ordinary Shares at the Offer Price (the “Sell-Out”). You can exercise your Sell-Out right by requesting payment from the Offeror for such Ordinary Shares within three (3) months following the end of the Acceptance Period, by registered mail with acknowledgment of receipt. If you exercise your Sell-Out right, the Offeror will inform the FSMA of such request, the purchases the Offeror makes as a result of the Sell-Out and the price it pays for such purchases.

If I do not tender my Ordinary Shares and the Offers are consummated, what will happen to my Ordinary Shares?

If you decide not to tender, you will continue as a shareholder of the Company. Because the Offeror does not intend to launch a Squeeze-Out, the Offeror believes that the Company will continue to have public shareholders in addition to CMB and its affiliates. Continuing shareholders will continue to participate in the future performance of the Company through stock appreciation and dividends, if any.

The Offeror does not intend to delist the Ordinary Shares from trading on the NYSE or Euronext Brussels and expects that the Ordinary Shares will continue to trade on these exchanges after consummation of the Offers. The number of Ordinary Shares that are publicly held were significantly reduced as a result of the Completed Bid and certain open market repurchases of Ordinary Shares effected by the Company thereafter in accordance with its share buyback program. In the event that the trading price of the Ordinary Shares significantly declines resulting in the Offer Price reflecting a premium to the price available to shareholders on the NYSE and/or Euronext Brussels, the number of Ordinary Shares that are publicly held may be further reduced because of the Offers, and the liquidity of the public markets for the Ordinary Shares may also be significantly reduced. It is also possible that the Company may fail to meet the criteria for continued listing on the NYSE. If this were to happen, the Ordinary Shares could be delisted from the NYSE by action taken by the NYSE.

A delisting of the Ordinary Shares would substantially reduce the information required to be furnished by the Company to holders of Ordinary Shares, and certain provisions of the Exchange Act, Belgian securities laws, NYSE listed company rules, Euronext Brussels listing rules and Belgian corporate law would no longer apply to the Company. To the extent that the Ordinary Shares are delisted after the consummation of the Offers, the absence of an active trading market in the U.S. or Belgium, as the case may be, will reduce the liquidity and market value of your Ordinary Shares. Under certain of the Company’s financing agreements, the delisting of the Company’s Ordinary Shares from both the NYSE and Euronext Brussels may constitute an event of default.

If the Ordinary Shares remain listed on an exchange, shareholders that do not tender their Ordinary Shares pursuant to the U.S. Offer may be able to sell their Ordinary Shares in the future on the NYSE or Euronext Brussels or otherwise, at a net price higher or lower than the Offer Price, however, the Offeror can give no assurance as to the price at which a shareholder may be able to sell Ordinary Shares in the future. See The U.S. Offer —Section 7. “Certain Effects of the U.S. Offer.”

Do I need to reposition my Belgian Shares to the U.S. Share Register to accept the U.S. Offer?

Yes. The Ordinary Shares are listed on two exchanges: NYSE and Euronext Brussels. The Company’s share register is divided into two components: the U.S. component which is maintained by Computershare (the Company’s U.S. transfer agent) (the “U.S. Share Register”) and the Belgian component which is maintained by Euroclear Belgium (the Company’s Belgian transfer agent) (the “Belgian Share Register”). When Ordinary Shares are eligible to be traded on the NYSE, they are reflected on the U.S. Share Register and held in custody through DTC, and when they are eligible to be traded through the facilities of Euronext Brussels, they are reflected on the Belgian Share Register and held in custody through Euroclear Belgium. The Ordinary Shares are entitled to identical voting and economic rights. However, the Ordinary Shares tradable on the NYSE identified by CUSIP B38564 108 (referred to as the “U.S. Shares” for this purpose) are denominated in U.S. Dollars and are eligible to receive dividends and other distributions in U.S. Dollars, and the Ordinary Shares tradable on Euronext Brussels identified by ISIN BE0003816338 (referred to as the “Belgian Shares” for this purpose) are denominated in Euros and are eligible to receive dividends and other distributions in Euros.

To accept the U.S. Offer, U.S. Holders whose Ordinary Shares are reflected on the Belgian Share Register and traded on Euronext Brussels and held in custody through Euroclear Belgium must first reposition their Ordinary Shares to the U.S. Share Register for trading on the NYSE and to be held in custody by DTC through the repositioning process described in The U.S. Offer — Section 8. “Certain Information About the Company.” The

procedure for repositioning Ordinary Shares reflected on the Belgian Share Register onto the U.S. Share Register or vice versa should normally be completed within three trading days, but neither the Company nor the Offeror can guarantee the timing. The Offeror strongly recommends that your repositioning instruction be submitted no later than five (5) business days prior to the last day of the Acceptance Period, or such earlier deadline as may be set by your broker, dealer, commercial bank, trust company or other nominee to ensure that your Ordinary Shares are repositioned onto the U.S. Share Register prior to the closing of the Acceptance Period. If you intend to accept the U.S. Offer and your Ordinary Shares are not currently reflected on the U.S. Register, you should begin the repositioning process as soon as possible.

Holders of Ordinary Shares may reposition their Shares from the Belgian Share Register to the U.S. Share Register by contacting their broker, dealer, commercial bank, trust company or other nominee, who should in turn contact Euroclear Belgium (the Company’s Belgian transfer agent) or Computershare (the Company’s U.S. transfer agent). Shareholders should inquire with their financial intermediary or custodian for any fees that may be charged by such parties for the repositioning of their Shares from the Belgian Share Register to the U.S. Share Register and are responsible for paying these fees. For further information on the repositioning process, shareholders should consult the instructions for repositioning on the Company’s website (cmb.tech) under the tab “Investors” or contact the U.S. Information Agent at the telephone number and addresses on the back cover page of this Offer to Purchase.

How do I tender my Ordinary Shares in the U.S. Offer?

To tender your Ordinary Shares in the U.S. Offer, you must deliver your Ordinary Shares, together with a completed Letter of Transmittal and any other required documents to the U.S. Tender Agent not later than 10:00 A.M., New York City time, on the Expiration Date.

If your Ordinary Shares are held in the name of your broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions to tender your Ordinary Shares. Your Ordinary Shares can be tendered by your broker, dealer, commercial bank, trust company or other nominee through DTC via an Agent’s Message (as defined below) upon your instructions. The Agent’s Message will be your confirmation that you accept the terms and conditions of the Letter of Transmittal, and no physical delivery of the Letter of Transmittal will be required.

If your Ordinary Shares are held by you in an account at Computershare, as the Company’s U.S. transfer agent, in its direct registration system (“DRS”), you should complete and sign the Letter of Transmittal according to its instructions and physically deliver the original signed copy, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the U.S. Tender Agent, at the address on the back cover page of this Offer to Purchase.

We are not providing for guaranteed delivery procedures. Therefore, you must allow sufficient time to tender your Shares by 10:00 A.M., New York City time, on the Expiration Date. Any tenders received by the U.S. Tender Agent after 10:00 A.M., New York City time, on the Expiration Date will be disregarded and of no effect. See The U.S. Offer — Section 3. “Procedures for Accepting the U.S. Offer and Tendering Shares.”

If I accept the U.S. Offer, when and how will I get paid?

If we accept your validly tendered Ordinary Shares for payment in the U.S. Offer, payment will be made by deposit of the aggregate Offer Price for the Ordinary Shares accepted in the U.S. Offer with the U.S. Tender Agent. The U.S. Tender Agent will act as agent for tendering U.S. Holders of Ordinary Shares for the purpose of receiving payments from the Offeror and transmitting payments to such holders. Unless the Offers are extended, the Offeror expects that holders will receive payment for Shares that we accept for payment within four (4) U.S. Business Days following the expiration of the Acceptance Period. See The U.S. Offer — Section 2. “Acceptance for Payment and Payment for Shares.”

Until what time may I withdraw previously tendered Ordinary Shares from the U.S. Offer?

You may withdraw the Ordinary Shares that you tendered in the U.S. Offer at any time before 10:00 A.M., New York City time, on the Expiration Date. If you hold your Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such securities intermediaries may establish their own earlier cutoff times and dates for receipt of instructions to tender (or to submit a notice of withdrawal on your behalf, as applicable) to ensure that those instructions will be timely received by the U.S. Tender Agent. U.S. Holders of Ordinary Shares are responsible for determining and complying with any such cut-off times and dates. Your previously tendered Ordinary Shares may only be validly withdrawn by the timely delivery of a written notice of withdrawal with the required information to the U.S. Tender Agent in accordance with the instructions contained in this Offer to Purchase.

In addition, pursuant to Section 14(d)(5) of the Exchange Act, Ordinary Shares may be withdrawn at any time after December 22, 2024, which is the 60th day after the date of the commencement of the U.S. Offer, unless prior to that date the Offeror has accepted for payment the Ordinary Shares validly tendered in the U.S. Offer. Once the Offeror accepts your Ordinary Shares for payment upon the expiration of the U.S. Offer, you will no longer be able to withdraw them. See The U.S. Offer — Section 4. “Withdrawal Rights.”

What are the material U.S. Federal income tax consequences to U.S. Holders of tendering Ordinary Shares pursuant to the Offers?

Generally, if you are a U.S. Person (as defined below), who beneficially owns Ordinary Shares, the receipt of cash in exchange for your Ordinary Shares in the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders will generally recognize gain or loss equal to the difference, if any, between (a) the sum of the cash received by such U.S. Holder in the U.S. Offer and (b) such U.S. Holder’s adjusted tax basis in the Ordinary Shares surrendered in connection with the U.S. Offer.

We urge you to consult your own tax advisor as to the particular tax consequences to you of tendering Ordinary Shares pursuant to the U.S. Offer (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws). See The U.S. Offer — Section 5. “Certain Income Tax Consequences of the U.S. Offer.”

Will I have appraisal rights in connection with the U.S. Offer?

No appraisal rights will be available to you in connection with the U.S. Offer. Belgian corporation law does not provide for statutory appraisal rights in the case of a tender offer.

Whom should I contact if I have questions about the U.S. Offer?

You may contact the U.S. Information Agent, toll free at 1 (888) 815-4069 or by email at CMB.TECH@georgeson.com. See the back cover page of this Offer to Purchase for additional contact information.

TO ALL U.S. HOLDERS OF ORDINARY SHARES:

INTRODUCTION

Compagnie Maritime Belge NV, a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB” or the “Offeror”), is offering to purchase all outstanding ordinary shares, no par value (“Ordinary Shares” or the “Shares”), of CMB.TECH NV (formerly Euronav NV), a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB.TECH” or the “Company”), from U.S. holders of Ordinary Shares (“U.S. Holders”) (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

The Company is a Belgian company with Ordinary Shares listed on the regulated market of Euronext Brussels SA/NV (“Euronext Brussels”) and the New York Stock Exchange (the “NYSE”) and the Offeror is offering to purchase all outstanding Ordinary Shares that the Offeror and its affiliates do not already own in two separate, but concurrent and related offers, one in the U.S. (the “U.S. Offer”) and one in Belgium (the “Belgian Offer”). The U.S. Offer and the Belgian Offer are referred to collectively as the “Offers.” Each of the Offers provides the equivalent consideration for Ordinary Shares tendered, and each of the Offers is being made on substantially the same terms.

The U.S. Offer is open to all U.S. Holders of Ordinary Shares. Shareholders that are not U.S. Holders may not use this Offer to Purchase and may only tender their Ordinary Shares in the Belgian Offer. A separate Belgian prospectus supplement, for use by holders of Ordinary Shares, wherever located, is being published concurrently in Belgium, as required under Belgian law (the “Belgian Prospectus Supplement”).

The Offeror is offering to pay $12.66 for each Ordinary Share, in cash, without interest and less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the Settlement Date (as defined below) (the “Offer Price”). The term “Settlement Date” means the date on which the Offer Price is paid to U.S. Holders who have validly tendered their Shares in the U.S. Offer and on which title to such Shares is transferred to the Offeror. The Offer Price in the U.S. Offer will be paid in U.S. Dollars. The Offer Price in the Belgian Offer will be paid in Euros. All payments to U.S. Holders of Ordinary Shares pursuant to the U.S. Offer will be rounded to the nearest whole cent. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders.

On October 21, 2024, the most recent practicable trading day before publication of this Offer to Purchase, the closing price of Ordinary Shares reported on the NYSE was $16.21 per Share. On October 21, 2024, the most recent practicable trading day before publication of the Belgian Prospectus Supplement, the closing price of Ordinary Shares reported on Euronext Brussels was €14.79 per Share (or $15.99 based upon the WM/Reuters spot exchange rate for U.S. Dollars per Euro as of such time).

THE OFFER PRICE IS LOWER THAN THE CLOSING PRICE OF THE ORDINARY SHARES ON THE NYSE ON OCTOBER 21, 2024 BY APPROXIMATELY 21.90 PERCENT. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE ORDINARY SHARES BEFORE DECIDING WHETHER TO TENDER YOUR ORDINARY SHARES IN THE U.S. OFFER.

The Company’s Supervisory Board (the “Supervisory Board”) unanimously recommends that holders of Ordinary Shares reject the Offers and NOT tender their Ordinary Shares in the Offers. The Supervisory Board advises shareholders to consult their own financial, tax and legal advisors and make such other investigations concerning the Offers, including obtaining a current market price for the Ordinary Shares, as they deem necessary in order to make an informed decision with respect to the Offers. The Company is required by law to file with the SEC and provide to shareholders, within ten business days from the date of this Offer to Purchase, a Schedule 14D-9 to advise shareholders of its position on the Offer. U.S. Holders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under subheading (b) “Background and Reasons for the Supervisory Board’s Position.”

The U.S. Offer qualifies as a “Tier II” cross border offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable United States statutes and rules relating to tender offers.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

THE U.S. OFFER

1. Terms of the U.S. Offer.

General

The Offeror is offering to purchase all outstanding Ordinary Shares of the Company which are beneficially owned by U.S. Holders for the Offer Price, which is $12.66 per Ordinary Share, in cash, without interest and less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the Settlement Date, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

Dual Offer Structure

The Offeror has commenced two tender offers: (i) the U.S. Offer, which is open to all U.S. Holders of Ordinary Shares and (ii) the Belgian Offer, which is open to all holders of Ordinary Shares wherever located.

On October 7, 2024 the Financial Services and Markets Authority of Belgium (the “FSMA”) ordered CMB to reopen its unconditional mandatory public takeover bid at an adjusted bid price which takes into account an increase of the reference price used in the original bid of $18.43 per Share by $0.52 per Share, for all Ordinary Shares of the Company that CMB and its affiliates do not already own in accordance with Belgian law (the “FSMA Order”). The adjusted bid price also takes into account a decrease of $6.29 per Ordinary Share, the aggregate amount of distributions made by the Company since the initial announcement of the Completed Bid on October 9, 2023. CMB is conducting the Offers at the Offer Price to comply with the FSMA Order. The Belgian Offer is a mandatory unconditional takeover bid made by the Offeror in accordance with the Act of 1 April 2007 on public takeover bids (the “Takeover Act”) and Chapter II of the Royal Decree of 27 April 2007 on public takeover bids (the “Takeover RD”). The Belgian Offer is open to all holders of Ordinary Shares wherever located. In accordance with Rule 14d-1 under the Exchange Act, the Offeror must permit U.S. Holders of Ordinary Shares to participate in the transaction on terms at least as favorable as those offered in Belgium. After calculating U.S. ownership of Ordinary Shares as of August 22, 2024, which date is between sixty (60) days prior to and thirty (30) days after the public announcement of the U.S. Offer, the Offeror and the Company determined that U.S. Holders held at such time more than 10% but less than 40% of the then outstanding Ordinary Shares. Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including the commencement of a separate tender offer in the U.S. for U.S. Holders of Ordinary Shares. For purposes of the Belgian Offer, a “Belgian Business Day” is any day on which Belgian banks are open to the public, excluding Saturdays and Sundays, and otherwise as defined in Article 3, §1, 27° of the Takeover Act, and a “U.S. Business Day” is any day, other than Saturday, Sunday or a federal holiday in the United States (or other day when the NYSE is closed for trading).

The U.S. Offer is open to all holders of Ordinary Shares that are beneficially owned by U.S. Holders. Holders of Ordinary Shares that are not U.S. Holders may not tender their Ordinary Shares into the U.S. Offer but may tender their Ordinary Shares into the Belgian Offer. For additional information on how to tender into the Belgian Offer, please contact the U.S. Information Agent at the telephone number and email address set forth on the back cover page of this Offer to Purchase.

The price per Ordinary Share offered pursuant to the Belgian Offer is equivalent to the price per Share offered in the U.S. Offer pursuant to this Offer to Purchase.

Terms of the U.S. Offer

General

In this Offer to Purchase, we are offering to pay $12.66 per Ordinary Share, in cash, without interest and less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the Settlement Date, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The Offer Price is equivalent to the price per Ordinary Share payable by Offeror to all holders of Ordinary Shares tendering their Shares into the Belgian Offer. All payments to tendering U.S. Holders of Ordinary Shares pursuant to this Offer to Purchase will be rounded to the nearest whole cent. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders.

The U.S. Offer commenced on October 23, 2024 and will expire at 10:00 A.M., New York City time, on November 21, 2024, the Expiration Date. The term “Expiration Date” means November 21, 2024, unless the expiration of the U.S. Offer is extended in accordance with U.S. law, in which case the term “Expiration Date” means the latest date to which the U.S. Offer is extended. The U.S. Offer may be extended as described in this Offer to Purchase. The Offeror will accept for payment Ordinary Shares held by U.S. Holders that are validly tendered and not withdrawn before 10:00 A.M., New York City time, on the Expiration Date. If you hold your Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to submit a notice of withdrawal on your behalf, as applicable) to ensure that those instructions will be timely received the U.S. Tender Agent with respect to Ordinary Shares. U.S. Holders of Ordinary Shares are responsible for determining and complying with any applicable cut-off times and dates.

To accept the U.S. Offer, U.S. Holders whose Ordinary Shares are reflected on the Belgian Share Register and traded on Euronext Brussels and held in custody through Euroclear Belgium must first reposition their Ordinary Shares to the U.S. Share Register for trading on the NYSE and to be held in custody by DTC through the repositioning process described in Section 8. “Certain Information About the Company.” The procedure for repositioning Ordinary Shares reflected on the Belgian Share Register onto the U.S. Share Register or vice versa should normally be completed within three trading days, but neither the Company nor the Offeror can guarantee the timing. The Offeror strongly recommends that a repositioning instruction be submitted no later than five business days prior to the last day of the Acceptance Period, or such earlier deadline as may be set by your broker, dealer, commercial bank, trust company or other nominee to ensure that your Ordinary Shares are repositioned onto the U.S. Share Register prior to the closing of the Acceptance Period. If you intend to accept the U.S. Offer and your Ordinary Shares are not reflected on the U.S. Share Register, you should begin the repositioning process as soon as possible. Holders of Ordinary Shares may reposition their Ordinary Shares from one share register to the other by contacting their broker, dealer, commercial bank, trust company or other nominee, who should in turn contact Euroclear Belgium (the Company’s Belgian transfer agent) or Computershare (the Company’s U.S. transfer agent). For further information on the repositioning process, shareholders should consult the instructions for repositioning on the Company’s website (cmb.tech) under the tab “Investors” or contact the U.S. Information Agent at the telephone number and addresses on the back cover page of this Offer to Purchase.

The Belgian Offer is currently scheduled to expire at 4:00 P.M., Brussels Belgium time (10:00 A.M., New York City time), on the Expiration Date.

If we make a material change in the terms of the U.S. Offer, subject to applicable law, we will extend the U.S. Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer, other than a change in price, will depend upon the facts and circumstances, including the materiality of the changes. A minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination of new information to shareholders in connection with a change in the offer price. The requirement to extend the U.S. Offer will not apply if the number of business days remaining until the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment.

Any extension, delay, termination, waiver or amendment of the U.S. Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time (3:00 P.M., Brussels, Belgium time), on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders in a manner reasonably designed to inform such holders of such change), we intend to make announcements regarding the U.S. Offer by issuing a press release.

If we extend the U.S. Offer, delay our acceptance for payment of Ordinary Shares, or we are unable to accept for payment Ordinary Shares pursuant to the U.S. Offer, for any reason, then, without prejudice to our rights under the U.S. Offer, the U.S. Tender Agent may nevertheless, on our behalf, retain tendered Ordinary Shares, and such Ordinary Shares may not be withdrawn except to the extent that tendering shareholders exercise withdrawal rights as described in The U.S. Offer — Section 4. “Withdrawal Rights” prior to 10:00 A.M., New York City time, on the Expiration Date or as otherwise required by Rule 14e-1(c) under the Exchange Act.

If, on or before 10:00 A.M., New York City time, on the Expiration Date (or a later expiration date), the Offeror increases the consideration being paid for Ordinary Shares accepted for payment in the U.S. Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the U.S. Offer, whether or not such Ordinary Shares were tendered before the announcement of the increase in consideration.

Subsequent Offering Periods and Squeeze-Out

The Offeror is conducting the Offers solely to comply with the FSMA Order and is not required by Belgian law to provide for a mandatory subsequent offering period.

Under Belgian law if, following the expiration of the Acceptance Period, the Offeror holds as a result of the Offers, at least 95% of the issued Ordinary Shares, the Offeror may proceed with a squeeze out (the “Squeeze-Out”), organized as an additional offering period, during which shareholders would be able to tender Ordinary Shares not previously tendered into the Offers at the Offer Price.

THE OFFEROR DOES NOT INTEND TO CONDUCT A SQUEEZE-OUT, EVEN IF AVAILABLE UNDER BELGIAN LAW.

If (i) as a result of the Offers, the Offeror and its affiliates hold at least 95% of the issued Ordinary Shares, and (ii) the Offeror does not launch a Squeeze-Out, then each shareholder may request the Offeror to purchase its Ordinary Shares, under the terms of the Offers, in accordance with Belgian law. Shareholders wishing to exercise this sell-out right must submit their request to the Offeror within three (3) months following the end of the prior offering period by registered letter with acknowledgement of receipt.

Withdrawal Rights

The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered Ordinary Shares in accordance with the procedures set forth in The U.S. Offer — Section 4. “Withdrawal Rights” before 10:00 A.M., New York City time, on the Expiration Date. After this time on the Expiration Date, your withdrawal rights will be suspended and, subsequently upon the Offeror’s acceptance of your Ordinary Shares for payment, your withdrawal rights will terminate. Therefore, you may not have an opportunity after 10:00 A.M., New York City time, on the Expiration Date to exercise your withdrawal rights prior to their termination. For more information on withdrawal rights, see The U.S. Offer — Section 4. “Withdrawal Rights.”

2. Acceptance for Payment and Payment for Shares.

The Offeror is offering to pay the Offer Price, which is $12.66 per Ordinary Share, in cash, without interest, less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the Settlement Date, upon the terms set forth in this Offer to Purchase and the related Letter of Transmittal. Under no circumstances will interest be paid by the Offeror on the Offer Price for Ordinary Shares pursuant to the U.S. Offer, regardless of any delay in making such payments. All payments to tendering U.S. Holders of Ordinary Shares pursuant to this Offer to Purchase will be rounded to the nearest whole cent.

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, the Offeror will accept for payment all Ordinary Shares held by U.S. Holders validly tendered, and not properly withdrawn, before 10:00 A.M., New York City time, on the Expiration Date, and will pay for such Ordinary Shares within ten (10) Belgian Business Days following the publication of the results of the Offers following the Expiration Date (which publication will occur within five (5) Belgian Business Days following the end of the Acceptance Period). The Offeror expects to issue a press release announcing the results of the Offers within two (2) U.S. Business Days following the Expiration Date, and to make payment for properly tendered Ordinary Shares within four (4) U.S. Business Days following the Expiration Date. In all cases, payment for Ordinary Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Tender Agent in accordance with the procedures set forth in The U.S. Offer — Section 3. “Procedures for Accepting the U.S. Offer and Tendering Shares.”

The Offeror expressly reserves the right to delay acceptance for payment of, or payment for, the Ordinary Shares to comply, in whole or in part, with any applicable laws or regulations. Any such delays will be effected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

In the U.S. Offer, the U.S. Tender Agent will act as your agent for the purpose of receiving payments from the Offeror for your tendered Ordinary Shares. If you hold Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee, the U.S. Tender Agent will credit DTC, for allocation by DTC to your broker, dealer, commercial bank, trust company or other nominee, with an amount equal to the aggregate Offer Price of your tendered Ordinary Shares that the Offeror has accepted for payment. If you hold Ordinary Shares in DRS, the U.S. Tender Agent, will credit your account held at Computershare, as the Company’s U.S. transfer agent, with an amount equal to the Offer Price of your tendered Ordinary Shares that the Offeror has accepted for payment. For purposes of the U.S. Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Ordinary Shares validly tendered, and not properly withdrawn, prior to 10:00 A.M., New York City time, on the Expiration Date if and when the Offeror gives oral or written notice to the U.S. Tender Agent and DTC of its acceptance for payment of such Ordinary Shares pursuant to the U.S. Offer.

Upon the terms of the U.S. Offer, payment for Ordinary Shares accepted for payment pursuant to the U.S. Offer will be made by deposit of the Offer Price therefor with the U.S. Tender Agent, which will act as agent for the tendering U.S. Holders for purposes of receiving payments from the Offeror and transmitting such payments to the tendering shareholders. Accordingly, upon the Offeror’s deposit of the aggregate purchase price with the U.S. Tender Agent, the Offeror’s obligation to make payment for the Ordinary Shares will be satisfied, and holders that tender Ordinary Shares must thereafter look solely to the U.S. Tender Agent for payment of net amounts owed to them by reason of the acceptance of Ordinary Shares pursuant to the U.S. Offer.

If any Ordinary Shares are not accepted for payment pursuant to the terms and conditions of the U.S. Offer for any reason, such Ordinary Shares will be credited to the account of the tendering party with DTC (or, if such Ordinary Shares are held in DRS, with Computershare, as the Company’s U.S. transfer agent) without expense to the tendering holder of Ordinary Shares, as promptly as practicable following the expiration of the U.S. Offer.

3. Procedures for Accepting the U.S. Offer and Tendering Shares.

The Offeror has appointed Computershare Trust Company, N.A., in its capacity as the depositary and paying agent for the U.S. Offer (the “U.S. Tender Agent”), to act as tender agent for U.S. Holders of Ordinary Shares in connection with the U.S. Offer.

Valid Tender of Ordinary Shares

Except as set forth below, to validly tender Ordinary Shares pursuant to the U.S. Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Ordinary Shares, and any other documents required by the Letter of Transmittal, must be received by the U.S. Tender Agent at its address on the back cover page of this Offer to Purchase prior to 10:00 A.M., New York City time, on the Expiration Date and such Ordinary Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the U.S. Tender Agent (which confirmation must include an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to 10:00 A.M., New York City time, on the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the U.S. Tender Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Ordinary Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

DTC Book-Entry Transfer

The U.S. Tender Agent will take steps to establish and maintain an account with respect to the Ordinary Shares at DTC for purposes of U.S. Holders tendering Ordinary Shares in the U.S. Offer. Any financial institution that is a participant in DTC’s systems may effect a book-entry transfer of Ordinary Shares by causing DTC to transfer the Ordinary Shares into the U.S. Tender Agent’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Ordinary Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the U.S. Tender Agent at its address on the back cover page of this Offer to Purchase by 10:00 A.M., New York City time, on the Expiration Date. The confirmation of a book-entry transfer of Ordinary Shares into the U.S. Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the U.S. Tender Agent.

DRS Book-Entry Transfer

If you hold the Ordinary Shares that you are tendering in DRS in an account at Computershare, as the Company’s U.S. transfer agent (which is a book-entry position at the transfer agent), you must complete and sign the Letter of Transmittal according to the instructions therein and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the U.S. Tender Agent at its address on the back cover page of this Offer to Purchase.

Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Ordinary Shares) of Ordinary Shares tendered therewith and such registered owner has not completed the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Ordinary Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

No Guaranteed Delivery

The Offeror is not providing for guaranteed delivery procedures. Therefore, you must allow sufficient time for the necessary tender procedures to be completed prior to the expiration of the Acceptance Period. To participate in the U.S. Offer, U.S. Holders must tender their Ordinary Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Any tenders received by the U.S. Tender Agent after 10:00 A.M. New York time on the Expiration Date of the U.S. Offer will be disregarded and of no effect.

THE METHOD OF DELIVERY OF ORDINARY SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. TENDER AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR BY GUARANTEED OVERNIGHT COURIER. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Binding Agreement

The Offeror’s acceptance for payment of Ordinary Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering U.S. Holder and the Offeror upon the terms and subject to the conditions to the U.S. Offer and the Letter of Transmittal.

Appointment as Proxy

By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints the Offeror and its designees as such shareholder’s proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Ordinary Shares tendered by such shareholder and accepted for payment by the Offeror and with respect to any and all other Ordinary Shares or other securities issued or issuable in respect of such Ordinary Shares. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Ordinary Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Ordinary Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Offeror and its designees will, with respect to the Ordinary Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the shareholders of the Company or otherwise. The Offeror reserves the right to require that, for Ordinary Shares to be deemed validly tendered, immediately upon its payment for such Ordinary Shares, it must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Ordinary Shares and other securities, including voting at any meeting of shareholders concerning any matter.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Ordinary Shares will be determined by the Offeror, in the Offeror’s sole discretion, which determination shall be final and binding on all parties, subject to the rights of holders of Ordinary Shares to challenge such determination with respect to their Ordinary Shares in a court of competent jurisdiction and any subsequent judgment of any such court. The Offeror reserves the absolute right to reject any and all tenders that the Offeror determines are not in appropriate form or the acceptance for payment of, or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Ordinary Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Ordinary Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the Offeror’s satisfaction. None of the Offeror, the U.S. Tender Agent, or the U.S. Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Backup Withholding

Under current U.S. federal income tax law, payments made to shareholders pursuant to the U.S. Offer may be subject to backup withholding tax (currently at a rate of 24%). To avoid backup withholding, a shareholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Ordinary Shares in the U.S. Offer must, unless an exemption applies, provide the U.S. Tender Agent with such shareholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a U.S. Holder does not provide such shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder, and payment of cash to such shareholder pursuant to the U.S. Offer may be subject to backup withholding at the applicable rate. All shareholders that are U.S. persons surrendering Ordinary Shares pursuant to the U.S. Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the U.S. Tender Agent).

Information reporting to the IRS may also apply to payments made to shareholders pursuant to the U.S. Offer.

4. Withdrawal Rights.

Tenders of Ordinary Shares pursuant to the U.S. Offer are irrevocable except as otherwise provided in this Section 4. “Withdrawal Rights.” However, a shareholder may withdraw Ordinary Shares tendered pursuant to the U.S. Offer at any time prior to 10:00 A.M., New York City time, on the Expiration Date as explained below. Further, if the Offeror has not accepted Ordinary Shares for payment by December 22, 2024, tendered Ordinary Shares may be withdrawn at any time prior to our acceptance for payment after that date.

The Offeror expects to accept all Ordinary Shares validly tendered and not withdrawn prior to 10:00 A.M., New York City time, on the Expiration Date. You may withdraw your tender of Ordinary Shares at any time before 10:00 A.M., New York City time, on the Expiration Date.

For a withdrawal of Ordinary Shares to be effective, you must (i) have previously validly tendered your Ordinary Shares and (ii) deliver a properly completed notice of withdrawal (or instruct your broker, dealer, commercial bank, trust company or other nominee to deliver the same on your behalf) to the U.S. Tender Agent in accordance with the instructions contained in this Offer to Purchase.

The notice of withdrawal must be received before 10:00 A.M., New York City time, on the Expiration Date, or such earlier cut-off time and date as your broker, dealer, commercial bank, trust company or other nominee may specify, if applicable. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Ordinary Shares have been tendered for the account of any Eligible Institution.

Any notice of withdrawal must specify:

•	the name of the person who tendered Ordinary Shares to be withdrawn;

•	the number of Ordinary Shares to be withdrawn; and

•	the name of the registered holder of the Ordinary Shares to be withdrawn, if different from that of the person who tendered such Ordinary Shares.

If you are a beneficial holder of Ordinary Shares and your broker, dealer, commercial bank, trust company or other nominee has tendered Ordinary Shares on your behalf through DTC, as set forth in Section 3. “Procedures for Accepting the U.S. Offer and Tendering Shares,” the notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Ordinary Shares.

You may not rescind a notice of withdrawal and withdrawn Ordinary Shares will not be validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Ordinary Shares at any time before 10:00 A.M., New York City time, on the Expiration Date by following the procedures for tendering described above in Section 3. “Procedures for Accepting the U.S. Offer and Tendering Shares.” After this time on the Expiration Date, your withdrawal rights will be suspended and, subsequently upon the Offeror’s acceptance of your Ordinary Shares for payment, your withdrawal rights will terminate. Therefore, you may not have an opportunity after 10:00 A.M., New York City time, on the Expiration Date to exercise your withdrawal rights prior to their termination.

If we extend the U.S. Offer, delay our acceptance for payment of Ordinary Shares, or we are unable to accept for payment Ordinary Shares pursuant to the U.S. Offer, for any reason, then, without prejudice to our rights under the U.S. Offer, the U.S. Tender Agent may nevertheless, on our behalf, retain tendered Ordinary Shares, and such Ordinary Shares may not be withdrawn except to the extent that tendering shareholders exercise withdrawal rights as described in this Section 4. “Withdrawal Rights” prior to 10:00 A.M., New York City time, on the Expiration Date or as otherwise required by Rule  14e-1(c) under the Exchange Act.

5. Certain Income Tax Consequences of the U.S. Offer.

The information set out below does not constitute legal or tax advice or recommendations. Holders of Ordinary Shares are advised to consult with their tax advisors on the tax implications of accepting the U.S. Offer, as it applies to such holder.

United States Federal Income Tax Consequences of the U.S. Offer

The following is a summary of the anticipated U.S. federal income tax consequences of the tender of Shares by a U.S. Holder (as defined below) pursuant to the U.S. Offer. This summary is based on the existing tax law under the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is limited to U.S. Holders holding Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary is not a complete description of all of the U.S. federal income tax consequences of the tender of Shares, and in particular, may not address U.S. federal income tax consequences applicable to persons subject to special treatment under U.S. federal income tax law, including, for example, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations (including private foundations), insurance companies, banks, thrifts and other financial institutions, real estate investment trusts, regulated investment companies, persons liable for an alternative minimum tax, persons that hold an interest in an entity that holds Shares, persons that own, or have owned, directly, indirectly or constructively, 10% or more (by vote or value) of the Company’s equity, persons that hold Shares as part of a hedge, wash sale, straddle, constructive sale, conversion transaction or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes and holders of interests therein, persons whose functional currency is not the U.S. Dollar, persons required to recognize income for U.S. federal income tax purposes no later than the fiscal year in which such income is included on an “applicable financial institution,” persons subject to the “base erosion and anti-avoidance” and certain former citizens or long-term residents of the United States, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any aspect of any non-U.S., state, local or estate or gift taxation or the Medicare contribution tax on certain net investment income. Each holder of Shares is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Shares pursuant to the U.S. Offer.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Shares, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. A partner of a partnership that is the beneficial owner of Shares should consult the partner’s tax advisor regarding the U.S. federal income tax treatment to such partner of the tender of Shares pursuant to the U.S. Offer.

For purposes of this discussion in this Section 5. “Certain Income Tax Consequences of the U.S. Offer,” a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

Tender of Shares Pursuant to the U.S. Offer

A U.S. Holder that tenders Shares pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the amount received in the U.S. Offer and (ii) the U.S. Holder’s adjusted tax basis in the Shares exchanged therefor.

U.S. Holders of Shares must calculate gain or loss separately for each block of Shares exchanged (that is, Shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis in a Share generally will equal the amount paid therefor. In the case of a Share purchased for foreign currency, the cost of such Share to a U.S. Holder will be the U.S. Dollar value of the purchase price in such foreign currency on the date of purchase. In the case of a Share that is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) determines the U.S. Dollar value of the cost of such Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Subject to the passive foreign investment company (“PFIC”) rules discussed below, any gain or loss on the tender of Shares pursuant to the U.S. Offer will be long-term capital gain or loss if the U.S. Holder held the

Shares for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

A U.S. Holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Shares pursuant to the Offers if the Company were classified as a PFIC for any taxable year during which such U.S. Holder has held Shares and did not have certain elections in effect. In general, a foreign corporation will be a PFIC for any taxable year in which (1) 75% or more of its gross income constitutes “passive income” or (2) 50% or more of its assets produce, or are held for the production of, “passive income.” For this purpose, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, rents, royalties and certain gains. If a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

The Company does not believe that it was a PFIC for the 2023 taxable year, nor does it expect to be a PFIC for the 2024 taxable year, based upon the value of its assets, including goodwill, and the composition of its income and assets. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, which may be determined in large part by reference to the market value of its Shares, and due to uncertainties in the application of the PFIC rules, including uncertainties as to the valuation and proper characterization of certain of the Company’s assets as passive or active, there can be no assurance that the Company is not considered to be a PFIC for any taxable year.

If the Company were treated as a PFIC for any taxable year during which a U.S. Holder held Shares, certain adverse consequences could apply to the U.S. Holder, unless certain elections that may mitigate such adverse consequences have been made (including a mark-to-market election).

Specifically, gain recognized by a U.S. Holder on the tender of its Shares pursuant to the U.S. Offer would be allocated ratably over the U.S. Holder’s holding period for the Shares. The amounts allocated to the taxable year of the exchange and to any year before the Company was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. Holder that held Shares during any year in which the Company was a PFIC, even if the Company was not a PFIC in the year in which the U.S. Holder tendered the Shares pursuant to the U.S. Offer. U.S. Holders should consult their tax advisors regarding (i) the tax consequences that would arise if the Company were treated as a PFIC for any year, (ii) any applicable information reporting requirements and (iii) the availability of any elections (including the mark-to-market election mentioned above) that may help mitigate the tax consequences to a U.S. Holder if the Company were a PFIC.

Information Reporting and Backup Withholding

Payments made to U.S. Holders pursuant to the U.S. Offer generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return a U.S. Internal Revenue Service Form W-9 (or applicable substitute form) certifying that such holder is a U.S. person as defined under the Code, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the required information is correctly and timely furnished to the IRS.

Belgian Income Tax Consequences of the U.S. Offer

This summary contains a summary of certain Belgian tax considerations applicable as of the date of this Offer to Purchase, under the tax laws of Belgium, to the transfer of the Shares in the U.S. Offer and does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to tender the Shares in the U.S. Offer. This summary does not address specific rules, such as Belgian federal or regional estate and gift tax considerations or tax rules that may apply to special classes of holders of financial instruments, and this summary is therefore limited to the matters specifically discussed herein.

This summary is based on the laws, regulations and applicable tax treaties as in effect in Belgium on the date of this Offer to Purchase, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss or take into account tax laws of any non-U.S. jurisdiction other than Belgium, nor does it take into account individual circumstances of a shareholder, nor does it describe the tax treatment of shareholders that are subject to special rules, such as banks, insurance companies, undertakings for collective investment, brokers in securities or currencies or persons that hold Shares as a position in a straddle. The summary below is not intended as and should not be construed to be tax advice. As to individual consequences, including cross-border consequences, each shareholder should consult its own tax advisor.

In addition, a summary of taxation on securities accounts (“taks op effectenrekeningen”) is not addressed herein. Holders of Shares must consult their own tax advisors with respect to the specific consequences, if any, of the application of this tax on their tax position.

This summary does not address the Belgian tax regime applicable to Shares held by Belgian tax residents. U.S. Holders who wish to participate in the Belgian Offer should refer to the Belgian Prospectus for a discussion of the Belgian tax treatment of the Belgian Offer under Belgian tax law. To obtain a copy of the Belgian Prospectus, contact the U.S. Information Agent at the telephone number and addresses on the back cover page of this Offer to Purchase.

This summary only addresses the Belgian tax regime applicable to Shares held by Belgian tax non-residents.

General Definitions

For purposes of this summary, (i) a “Belgian resident individual” means an individual subject to Belgian personal income tax (“personenbelasting”) (i.e., a resident of Belgium who is domiciled in Belgium or has his seat of wealth in Belgium or a person assimilated to a resident for purposes of Belgian tax law), (ii) a “Belgian resident company” means a company subject to Belgian corporate income tax (“vennootschapsbelasting”) (i.e., a corporate entity that has its statutory seat (subject to proof to the contrary and if it is proved that the tax residence of the company is in a State other than Belgium, according to the tax legislation of this other State), its main establishment, its administrative seat or seat of management in Belgium and that is not excluded from the scope of the Belgian corporate income tax), (iii) a “Belgian resident Organization for Financing Pensions” means an organization for financing pensions subject to Belgian corporate income tax (i.e., a Belgian pension fund incorporated under the form of an Organization for Financing Pensions within the meaning of Article 8 of the Belgian Law of 27 October 2006), or (iv) a “Belgian resident legal entity” means a legal entity subject to Belgian income tax on legal entities (“rechtspersonenbelasting”) (i.e., a legal entity other than a company subject to Belgian corporate income tax, that has its main establishment, its administrative seat or seat of management in Belgium). An “individual, a company or a legal entity non-resident” means an individual, a company or a legal entity which does not belong to any of the four previous categories.

Taxation in Belgium for Belgian tax non-residents upon transfer of the Shares in the U.S. Offer

Non-resident individuals. Non-resident individuals are, in principle, not subject to Belgian income tax on capital gains realized upon the disposal of the Shares, unless the Shares are held as part of a business conducted in Belgium through a fixed base or a permanent establishment in Belgium. In such case, the same principles apply as described with regard to Belgian resident individuals holding the Shares for professional purposes. Belgian resident individuals who hold the Shares for professional purposes are taxable at the ordinary progressive personal income tax rates ranging from 25% to 50% (plus local surcharges) on any capital gains realized upon the disposal of the Shares. The applicable rate is reduced to 16.5% (plus local surcharges) if the Shares have been held for more than five years. Subject to certain conditions, a 10% rate (plus local surcharges) may also be available if the capital gain is realized in the framework of a full and final cessation of activity. The capital losses realized upon such disposal are, in principle, tax deductible.

Non-resident individuals who do not use the Shares for professional purposes and who have their fiscal residence in a country with which Belgium has not concluded a tax treaty or with which Belgium has concluded a tax treaty that confers the authority to tax capital gains on the Shares to Belgium, may however in the following cases be subject to capital gain tax in Belgium if such capital gains are obtained or received in Belgium and:

(i)

the gains are deemed to have a speculative character or are deemed to be realized outside the scope of the normal management of the individual’s private estate. The applicable tax rate is 33% (plus local surcharges of 7%);

(ii)

under certain circumstances, the non-resident individual has held a “Substantial Participation” in the Company (i.e., the non-resident individual has owned directly or indirectly, alone or with his/her spouse or with certain relatives, a substantial shareholding in the Company (i.e., a shareholding of more than 25% in the Company)) at any time during the five years preceding the disposal. The applicable rate is 16.5% (plus local surcharges of 7%).

Such non-resident individuals may therefore be obliged to file a Belgian tax return and should consult their own tax advisor.

Belgium has concluded tax treaties with over 95 countries which generally do not grant the taxing authority to Belgium on such gains realized by non-resident individuals.

Capital losses are, as a rule, not tax deductible.

Non-resident companies. Non-resident companies are, in principle, not subject to Belgian income tax on capital gains realized upon disposal of the Shares, unless the Shares are held as part of a business conducted in Belgium through a fixed base or a permanent establishment in Belgium. In such case, the same principles generally apply as described below with respect to Belgian resident companies.

Capital gains realized by Belgian resident companies upon the disposal of Shares are tax exempt provided that: (i) the Belgian resident company held Shares representing at least 10% of the Company’s share capital or a participation in the Company with an acquisition value of at least EUR 2,500,000; and (ii) the Shares have been held in full legal ownership for an uninterrupted period of at least one year; and (iii) the conditions relating to the taxation of the underlying distributed income, as described in Article 203 of the Belgian Income Tax Code (“BITC”), are met.

For the purpose of this summary, the aforementioned three conditions are referred to as the “Conditions for the Application of the Dividend Received Deduction Regime.” If one of the Conditions for the Application of the Dividend Received Deduction Regime is not met, the capital gains realized upon the transfer of the Shares will be taxable at the standard corporate income tax rate of 25%. If the Belgian resident company however qualifies as a small company within the meaning of Article 1:24, §1 – §6 of the Belgian Code on Companies and Associations (“BCCA”) and if certain other conditions are met, a reduced rate of 20% may apply (on the first bracket of EUR 100,000 of taxable income). Such rates are applicable as from assessment year 2021 for taxable periods starting at the earliest on January 1, 2020.

Capital losses on Shares incurred by Belgian resident companies under the Belgian Offer are as a general rule not tax deductible.

Such non-resident companies should consult their own tax advisor concerning the tax consequences of participating in the U.S. Offer.

Non-resident legal entities. Non-resident legal entities are, in principle, not subject to Belgian income tax on capital gains realized upon disposal of the Shares, unless the Shares are held as part of a business conducted in Belgium through a fixed base or a permanent establishment in Belgium. In such case, the same principles generally apply as described with respect to Belgian resident legal entities subject to Belgian legal entities tax. Capital gains realized upon the disposal of the Shares by Belgian resident legal entities subject to Belgian legal entities tax are in principle tax exempt. However, capital gains realized upon disposal of (part of) a Substantial Participation in the Company may under certain circumstances give rise to a 16.5% tax. Capital losses on Shares incurred by Belgian resident legal entities are not tax deductible.

Such non-resident legal entities should consult their own tax advisor concerning the tax consequences of participating in the U.S. Offer.

Belgian Tax on Stock Market Transactions

The purchase and sale and any other acquisition or transfer for consideration of Shares within the framework of the U.S. Offer (secondary market transactions) will give rise to tax on stock exchange transactions (“taks op de beursverrichtingen”) if (i) it is carried out in Belgium through a professional intermediary, or (ii) deemed to be executed in Belgium, which is the case if the order is directly or indirectly made to a professional intermediary established outside of Belgium, either by private individuals with habitual residence in Belgium, or legal entities for the account of their seat or establishment in Belgium.

The applicable rate for secondary sales and purchases of Shares is 0.35% of the purchase price, capped at EUR 1,600 per transaction and per party.

A separate tax is due by each party to the transaction, and both taxes are collected by the professional intermediary. However, if the intermediary is established outside of Belgium, the tax will in principle be due by the Belgian investor, unless the investor can demonstrate that the tax has already been paid. Professional intermediaries established outside of Belgium can, subject to certain conditions and formalities, appoint a Stock Exchange Tax Representative, which will be liable for the tax on stock exchange transactions in respect of the transactions executed through the professional intermediary. If such a Stock Exchange Tax Representative would have paid the tax on stock exchange transactions due, the Belgian investor will, as per the above, no longer be the debtor of the tax on stock exchange transactions.

No tax on stock exchange transactions is due on transactions entered into by the following parties, provided they are acting for their own account: (i) professional intermediaries described in Articles 2, 9° and 10° of the Belgian law of 2 August 2002 on the supervision of the financial sector and financial services, as amended; (ii) insurance companies described in Article 6 of the Belgian law of 13 March 2016 on the status and supervision of insurance and reinsurance undertakings; (iii) professional retirement institutions referred to in Article 2, 1° of the Belgian law of 27 October 2006 concerning the supervision on institutions for occupational pension; (iv) collective investment institutions; (v) regulated real estate companies and (vi) Belgian non-residents who deliver a certificate to their financial intermediary in Belgium, confirming their non-resident status. In the context of the Offers, the Belgian tax on stock exchange transactions with respect to the Shares tendered into the Offers shall be borne by the Offeror.

6. Price Range of Ordinary Shares; Dividends.

The Ordinary Shares are listed for trading on the NYSE and Euronext Brussels under the symbol “CMBT”. The trading symbol was changed as of July 15, 2024 from “EURN” to “CMBT”. All shares on the NYSE trade in

U.S. Dollars and all shares traded on Euronext Brussels trade in Euros. The following table sets forth, for the periods indicated, the high and low closing prices per share of the Ordinary Shares on the NYSE, the principal market in which the Company’s Ordinary Shares are traded.

	High	Low
Fiscal Year Ended December 31, 2023:
First Quarter	$19.18	$12.94
Second Quarter	18.41	14.71
Third Quarter	18.50	14.74
Fourth Quarter	18.20	14.45

Fiscal Year Ended December 31, 2024:
First Quarter	$17.85	$14.69
Second Quarter	21.08	15.09
Third Quarter	18.37	14.73
Fourth Quarter (through October 21, 2024)	17.58	15.93

On October 21, 2024, the most recent practicable trading day before publication of this Offer to Purchase, the last reported closing prices of the Shares on the NYSE and Euronext Brussels during normal trading hours were $16.21 and €14.79 (or $15.99 based upon the WM/Reuters spot exchange rate for U.S. Dollars per Euro as of such time) per Ordinary Share, respectively. Shareholders are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender your Ordinary Shares pursuant to the U.S. Offer.

The following table sets forth the dividends paid on the Ordinary Shares in the periods indicated:

Dividend Amount
Fiscal Year Ended December 31, 2023:
First Quarter	$0.03
Second Quarter	1.80
Third Quarter	0.80
Fourth Quarter	0.57
Fiscal Year Ended December 31, 2024:
First Quarter	$--
Second Quarter	4.57
Third Quarter	1.15
Fourth Quarter (through October 22, 2024)	--

According to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 (the “2023 Form 20-F”), in general, under the terms of the Company’s debt agreements, the Company is not permitted to pay dividends if there is or will be as a result of the dividend a default or a breach of a loan covenant. The Company’s credit facilities also contain restrictions and undertakings which may limit its and its subsidiaries’ ability to declare and pay dividends (for instance, with respect to each of its joint ventures, no dividend may be distributed before its loan agreement, as applicable, is repaid in full). Belgian law generally prohibits the payment of dividends unless net assets on the closing date of the last financial year do not fall beneath the amount of the registered capital and, before the dividend is paid out, 5% of the net profit is allocated to the legal reserve until this legal reserve amounts to 10% of the share capital. No distributions may occur if, as a result of such distribution, the Company’s net assets would fall below the sum of (i) the amount of its registered capital, (ii) the amount of such aforementioned legal reserves, and (iii) other reserves which may be required by the Company’s Coordinated Articles of Association or by laws, such as the reserves not available for distribution in the event the Company holds treasury shares. The Company may not have sufficient surplus in the future to pay dividends and its subsidiaries may not have sufficient funds or surplus to make distributions to the Company.

The corporate law of jurisdictions in which the Company’s subsidiaries are organized may impose restrictions on the payment or source of dividends under certain circumstances.

7. Certain Effects of the U.S. Offer.

The Offeror and its affiliates own an aggregate of 177,171,699 Ordinary Shares, or approximately 91.22%, of the outstanding Ordinary Shares as of the date of this Offer to Purchase. The Offers are for any and all outstanding Ordinary Shares of the Company not already owned by the Offeror and its affiliates, and it is not possible to predict the number of Ordinary Shares that will be validly tendered and not withdrawn in the Offers and therefore we cannot determine the aggregate number of Ordinary Shares that will be owned by the Offeror and its affiliates after consummation of the Offers. On October 21, 2024, the most recent practicable trading day before publication of this Offer to Purchase, the closing price of Ordinary Shares reported on the NYSE was $16.21 per Share. On October 21, 2024, the most recent practicable trading day before publication of the Belgian Prospectus Supplement, the closing price of Ordinary Shares reported on Euronext Brussels was €14.79 per Share (or $15.99 based upon the WM/Reuters spot exchange rate for U.S. Dollars per Euro as of such time). Given that the Offer Price is lower than the current market price and because the Offeror does not intend to undertake a Squeeze-Out, the Offeror believes that the Company will continue to have public shareholders in addition to the Offeror and its affiliates following consummation of the Offers. There can be no assurance that the Offer Price will remain below the current market price during the Acceptance Period.

Market for Ordinary Shares

If you do not tender your Ordinary Shares in the U.S. Offer or the Belgian Offer, you will remain a holder of Ordinary Shares. Continuing shareholders will continue to participate in the future performance of the Company through stock appreciation and dividends, if any. The purchase of Ordinary Shares pursuant to the Offers, if any, will reduce the number of holders of Ordinary Shares and the number of Ordinary Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Ordinary Shares held by persons other than the Offeror and its affiliates. The Offeror cannot predict whether the potential reduction in the number of Ordinary Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Ordinary Shares or whether such reduction would cause future market prices to be greater or less than the price offered for such Ordinary Shares in the Offers.

NYSE Listing

The Offeror does not intend to delist the Ordinary Shares from trading on the NYSE and expects that the Ordinary Shares will continue to trade on the NYSE after consummation of the Offers. While the Offeror believes that the unaffiliated public float of the Ordinary Shares will remain sufficient, in particular given that the Offer Price is lower than the closing price of the Ordinary Shares on NYSE on October 21, 2024 by approximately 21.90 percent, the number of Ordinary Shares that are publicly held and the liquidity of the public markets for the Ordinary Shares may be significantly reduced because of the Offers. It is possible that the Company may fail to meet the criteria for continued listing on the NYSE. If this were to happen, the NYSE would normally give consideration to the prompt initiation of suspension and delisting procedures when (a) the number of total stockholders (including beneficial owners held in the name of a NYSE member organization) is less than 400, or (b) the number of total stockholders (including beneficial owners held in the name of a NYSE member organization) (i) is less than 1,200 and (ii) the average monthly trading volume is less than 100,000 shares (for the most recent 12 months) or (c) the number of publicly held shares (less shares held by directors, officers, or their immediate families and other concentrated holdings of 10% or more) is less than 600,000. The Company must also continue to satisfy the continued listing requirements which provides that a listed company will be considered to be below compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50,000,000 and, at the same time stockholders’ equity is less than $50,000,000. Under certain of the Company’s financing agreements, the delisting of the Company’s Ordinary Shares from both the NYSE and Euronext Brussels may constitute an event of default. If the Company’s Ordinary Shares were delisted by the NYSE, it could make it more difficult to dispose of, or obtain accurate quotations for the price of, the Ordinary Shares. If the Company’s Ordinary Shares were delisted by the NYSE, the Company’s obligation to file reports with the SEC under the Exchange Act would be suspended.

Euronext Brussels Listing

The Offeror does not intend to delist the Ordinary Shares from trading on Euronext Brussels and expects that the Ordinary Shares will continue to trade on Euronext Brussels after consummation of the Offers. While the Offeror believes that the unaffiliated public float of the Ordinary Shares will remain sufficient, in particular given that the Offer Price is lower than the closing price of the ordinary shares on Euronext Brussels on October 21, 2024 by approximately 20.83 percent, the number of Ordinary Shares that are publicly held and the liquidity of the public markets for the Ordinary Shares may be significantly reduced because of the Offers. It is possible that the Company may fail to meet the criteria for continued listing on Euronext Brussels and Euronext Brussels may take action to delist the Ordinary Shares. In accordance with Belgian law, Euronext Brussels may delist the securities if (i) it considers that, due to exceptional circumstances, a normal and regular market can no longer be maintained for these securities, or (ii) these securities would fail to comply with the rules of the regulated market, except if such a measure is likely to significantly harm investors’ interests or to impair the proper functioning of the market. Euronext Brussels must inform the FSMA of any proposed delisting. The FSMA may, in consultation with Euronext Brussels, oppose the proposed delisting in the interest of investor protection.

Margin Regulations

The Ordinary Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Ordinary Shares. Depending upon factors similar to those described above regarding market quotations, it is possible that, following completion of the U.S. Offer, the underlying Ordinary Shares would no longer constitute “margin securities” for the purpose of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration

The Ordinary Shares are currently registered under Section 12(b) of the Exchange Act. After the U.S. Offer is completed, the registration of Ordinary Shares with the SEC may be terminated by the Company upon application to the SEC if the U.S. average daily trading volume of Ordinary Shares has been no more than 5% of the average daily trading volume of Ordinary Shares on a worldwide basis for a recent 12-month period, or if Ordinary Shares are held by fewer than 300 persons resident in the U.S., determined based upon a look-through analysis.

Alternatively, the Company may qualify for suspension of its reporting obligations under the Exchange Act if its Ordinary Shares are held by fewer than 300 persons worldwide, determined without a look-through analysis. Termination of registration of the Ordinary Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its security holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of furnishing an annual report on Form 20-F to security holders. If registration of the Ordinary Shares under the Exchange Act were terminated, the Ordinary Shares would no longer be eligible for listing on the NYSE. The Offeror has no intention of seeking to cause the Company to terminate the registration of the Ordinary Shares under the Exchange Act.

8. Certain Information About the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase is based upon publicly available documents available from the SEC and other public sources. The summary information set forth below is qualified in its entirety by the 2023 Form 20-F, and the Company’s other public filings with the SEC (which may be obtained and inspected as described below under “Available Information”) and should be considered in conjunction with the financial and other information contained in such reports. As of September 30, 2024, the Company had 220,024,713 Ordinary Shares issued, of which 25,807,878 were treasury shares and 194,216,835 were outstanding.

General

The Company was incorporated under the laws of Belgium on June 26, 2003. The Company is a public limited liability company (“naamloze vennootschap”) under Belgian law. The address of the Company’s principal executive offices is De Gerlachekaai 20, 2000 Antwerp, Belgium and its telephone number is +32 3 247 44 11. The Company changed its name from Euronav to CMB.TECH effective October 1, 2024.

The Company is a diversified and futureproof shipping company that builds, owns, operates, and designs large marine and industrial applications that run on dual-fuel or monofuel (diesel-)hydrogen and (diesel-) ammonia engines. The Company offers hydrogen and ammonia fuel to its customers, either through its own production or by sourcing it from third party producers. The Company is active throughout the full value chain through its different divisions: (i) Marine, (ii) Technology & Development Center, (iii) Industry, and (iv) H2 Infra. The company is headquartered in Antwerp, Belgium, and has offices across Europe and Asia. The term “future-proof” as used in this Offer to Purchase refers to efficient low-carbon emitting ships and/or ships powered by hydrogen or ammonia.

Marine Division

The largest division in the Company is the marine division. It builds, owns, operates and designs a wide range of low and zero-carbon ships powered by dual-fuel or monofuel (diesel-)hydrogen and (diesel-) ammonia engines: dry bulk vessels, container vessels, chemical tankers, oil and product tankers, offshore wind support vessels, and others (tugboats, ferries). The integration of the drivetrain, the storage and the bunkering of hydrogen and ammonia, is implemented with a diverse and experienced in-house engineering team in partnership with Original Equipment Manufacturers (OEMs) and shipyards.

Technology & Development Division

The Company’s Technology & Development Centre holds an impressive 15-year legacy in hydrogen (H2) technology, earning recognition from multiple OEMs. Led by a team of highly skilled engineers specialized in H2 systems, this center serves as a cornerstone of innovation and excellence for both the industry and marine divisions.

Industry Division

The Company’s Industry division develops hydrogen powered heavy industrial applications. The advanced technology allows the conversion of existing diesel engines into dual-fuel and monofuel engines, providing flexibility and cost-effectiveness. The engines include high-speed options for smaller-scale applications, as well as medium-speed engines for marine and heavy-duty applications.

H2 Infra Division

The Company’s H2 infra division offers hydrogen and ammonia fuel to its customers, either through its own production or by sourcing it from third party producers. Within H2 infra, the necessary technology and infrastructure is designed, developed and operated to produce and distribute green hydrogen and ammonia. A particular focus on hydrogen and ammonia storage completes the entire value chain to deliver the clean fuels of the future.

For more information on the divisions within the Company and the Company’s fleet, see the 2023 Form 20-F and the other reports filed by the Company with the SEC.

Background of Prior Transactions with the Offeror

The Company, CMB and Frontline plc (“Frontline”) and Famatown Finance Limited (“Famatown”), entered into the following transactions in 2023:

•	Share Purchase by CMB. CMB’s acquired Frontline’s and Famatown’s combined 26.12% stake in the Company for $18.43 per share in cash, totaling $1.1 billion;

•	Vessel Sale to Frontline. Frontline’s acquired 24 VLCC tankers from the Company for $2.35 billion in cash; and

•	Termination of Arbitration with Frontline. The Company’s pending arbitration action against Frontline and affiliates was terminated.

See The U.S. Offer — Section 10. “Past Contacts, Transactions, Negotiations and Agreements” for a more detailed discussion of these transactions.

CMB.TECH Transaction

On December 22, 2023, CMB entered into a share purchase agreement with the Company for the sale of 100% of the shares in CMB’s subsidiary, then named CMB.TECH NV, a public limited liability company (“naamloze venootschap”) under Belgian law (“Pre-Acquisition CMB.TECH”), to the Company for an aggregate purchase price of approximately $1.15 billion (the “CMB.TECH Transaction”). The CMB.TECH Transaction closed on February 8, 2024. See The U.S. Offer — Section 10. “Past Contacts, Transactions, Negotiations and Agreements.”

For more information on the divisions that the Company acquired in the CMB.TECH Transaction, see the 2023 Form 20-F and the other reports filed by the Company with the SEC.

CMB Mandatory Public Takeover Bid

As a result of the Share Purchase described above, CMB became obligated under Belgian law at that time to make a mandatory unconditional public takeover bid on the remaining Ordinary Shares of the Company that were not already then owned by CMB or its affiliates. On February 14, 2024, CMB commenced a mandatory public takeover bid for all Ordinary Shares of the Company not already owned by CMB or persons affiliated with CMB (the “Completed Bid”). The bid price was $17.86 per share in cash. The Completed Bid expired on March 15, 2024, and closed on April 3, 2024. During the acceptance period, 69,241,955 Shares, were validly tendered and accepted for payment. Upon the closing of the Completed Bid, CMB and persons affiliated with CMB owned a total of 177,171,699 Ordinary Shares, representing 87.60% of the then outstanding Shares.

On October 7, 2024, the FSMA decided to effectively require an increase in the original bid price of $18.43 (the “Original Reference Price”) of $0.52 per Ordinary Share and ordered CMB, more specifically, to (i) pay $0.52 per share to all shareholders whose Ordinary Shares were validly tendered in the Completed Bid and (ii) reopen the Completed Bid at an adjusted bid price which takes into account the increase of the Original Reference Price, increased by $0.52 per share. Taking into account the Original Reference Price, increased by $0.52, in accordance with the FSMA Order, and decreased by $6.29 (the aggregate amount of distributions made by the Company to its shareholders since the initial announcement of the Completed Bid on October 9, 2023), results in an offer price per Share of $12.66 (the “Offer Price”).

See The U.S. Offer — Section 10. “Past Contacts, Transactions, Negotiations and Agreements — The FSMA Order and Determination of the Offer Price.

Repurchase of Outstanding Shares by the Company

The Supervisory Board of the Company authorized the Management Board to repurchase up to 10 million Ordinary Shares at a maximum purchase price per share of $17.86 (less any dividend or other distribution paid as of the ex-dividend date) during the period from March 21, 2024 to June 28, 2024. The Company has repurchased 8,017,162 Ordinary Shares under the program.

Additional Information about the Ordinary Shares

The information contained in The U.S. Offer — Section 6. “Price Range of Ordinary Shares; Dividends” is incorporated herein by reference.

Available Information

The Ordinary Shares are registered under the Exchange Act and, accordingly, the Company is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Company’s filings are available to the public at the SEC’s website at www.sec.gov. The Company also maintains a website at cmb.tech.

The Company Share Register Structure

The Ordinary Shares are listed on both Euronext Brussels and the NYSE. The Company’s share register is divided into two components: one which is kept in electronic form by Euroclear Belgium (as defined below) (the “Belgian Share Register”), and one which is kept by Computershare (as defined below) (the “U.S. Share Register”). When Ordinary Shares are traded on the NYSE, they are reflected on the U.S. Share Register, and when they are traded on the regulated market of Euronext Brussels, they are reflected on the Belgian Share Register.

When we refer to “U.S. Shares”, we are referring to Ordinary Shares that are reflected in the U.S. Share Register which are held in custody at DTC. The U.S. Shares are identified by CUSIP B38564 108 and formatted for trading on the NYSE. When we refer to “Belgian Shares”, we are referring to Ordinary Shares that are reflected in the Belgian Share Register which are held in custody through Euroclear Belgium (as defined below). The Belgian Shares are identified by ISIN BE0003816338 and formatted for trading on Euronext Brussels. The U.S. Share Register is maintained by Computershare Trust Company, N.A., as the Company’s U.S. transfer agent and registrar (“Computershare”), and the Belgian Share Register is maintained by De Interprofessionele Effectendeposito- en Girokas (CIK) NV (acting under the commercial name Euroclear Belgium), as agent for the Company (“Euroclear Belgium”).

All Ordinary Shares are entitled to identical voting and economic rights. However, the U.S. Shares are denominated in U.S. Dollars and are eligible to receive dividends and other distributions to shareholders in U.S. Dollars, and the Belgian Shares are denominated in Euros, and are eligible to receive dividends and other distributions to shareholders in Euros.

Holders of Ordinary Shares are permitted to reposition their Ordinary Shares from one component of the share register to the other through a repositioning procedure with Euroclear Belgium (the Company’s Belgian transfer agent) or Computershare (the Company’s U.S. transfer agent). The repositioning procedure should normally be completed within three trading days but may take longer. In case of a corporate event (including, but not limited to the payment of dividends or shareholders’ meetings), settlement institutions may suspend the repositioning of shares for a period of time. In such case, a notification is sent through the securities settlement systems, DTC and Euroclear Belgium, as applicable and the Company informs its shareholders about such event on its website. In the repositioning procedure, the repositioned shares are debited from the Belgian Share Register or the U.S. Share Register, or vice versa, as applicable, and cancelled from the relevant securities account in the Euroclear Belgium system or the DTC system, as applicable, and are at the same time credited in the U.S. Share Register or the Belgian Share Register, as applicable, and deposited onto the holder’s securities account in the DTC system or the Euroclear Belgium system, as applicable.

To accept the U.S. Offer, U.S. Holders whose Ordinary Shares are reflected on the Belgian Share Register and traded on Euronext Brussels and held in custody through Euroclear Belgium must first reposition their Ordinary Shares to the U.S. Share Register for trading on the NYSE and to be held in custody by DTC through the repositioning process. The procedure for repositioning Ordinary Shares reflected on the Belgian Share Register onto the U.S. Share Register or vice versa should normally be completed within three trading days, but neither the Company nor the Offeror can guarantee the timing. The Offeror strongly recommends that your repositioning instruction be submitted no later than five (5) business days prior to the last day of the Acceptance Period, or such earlier deadline as may be set by your broker, dealer, commercial bank, trust company or other nominee to ensure that your Ordinary Shares are repositioned onto the U.S. Share Register prior to the closing of the Acceptance Period. If you intend to accept the U.S. Offer and your Ordinary Shares are not currently reflected on the U.S. Register, you should begin the repositioning process as soon as possible. Holders of Ordinary Shares may reposition their Ordinary Shares from one share register to the other by contacting their broker, dealer, commercial bank, trust company or other nominee, who should in turn contact Euroclear Belgium (the Company’s Belgian transfer agent) or Computershare (the Company’s U.S. transfer agent). Shareholders should inquire with their financial intermediary or custodian for any fees that may be charged by such parties for repositioning their Ordinary Shares and are responsible for paying such fees. For further information on the repositioning process, shareholders should consult the instructions for repositioning on the Company’s website (cmb.tech) or contact the U.S. Information Agent at the telephone number and addresses on the back cover of this Offer to Purchase.

Ordinary Shares are in registered or dematerialized form. Pursuant to Article 91 of the Belgian code of private international law, the legal title to securities is governed by the law of the jurisdiction where the register is kept, i.e., the U.S. or Belgium.

The U.S. Shares are issued in book-entry form and represented by one or more global share certificates deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”) and registered in the name of Cede & Co., the nominee of DTC. Accordingly, U.S. Shares are registered in the U.S. Share Register in the name of Cede & Co, as nominee of DTC. Transactions involving securities under the DTC system must be made by or through DTC participants (i.e., brokers and dealers, banks, trust companies, clearing corporations and other organizations), which will receive a debit or credit (as applicable) for the securities on DTC’s records. The ownership interest of the actual beneficial owner is in turn recorded or deleted (as applicable) on the direct and indirect DTC participants’ records, as are expected to be reflected in transaction confirmations and periodic statements (e.g., brokerage account statements) delivered to beneficial owners by their direct or indirect participant institutions acting on their behalf. Under the laws of the United States, the shareholders who are beneficial owners that hold their shares in the DTC system are recognized as the owners of those shares, even when the shares are registered in the share register in the name of Cede & Co., as nominee of DTC.

U.S. Shares may also be held in an account at Computershare, as the Company’s U.S. transfer agent, in book-entry form in its direct registration system (“DRS”). U.S. Shares held in DRS are registered in the U.S. share register in the name of a registered holder.

A dematerialized share in accordance with Belgian law is a share that is represented by a book-entry in the name of the owner or holder with an approved account holder or a settlement agency in the Euroclear system. A share entered on the account will be transferred by a transfer of such entry from account to account. The number of dematerialized shares in circulation at any given time is registered in the Belgian Share Register in the name of Euroclear Belgium. Under the laws of Belgium, the shareholders who are beneficial owners that hold their shares in the Euroclear system are recognized as the owners of those shares, even when the shares are registered in the share register in the name of Euroclear Belgium.

9. Certain Information About the Offeror.

The Offeror is Compagnie Maritime Belge NV, a public limited liability company (“naamloze vennootschap”) under Belgian law, with its registered office at De Gerlachekaai 20, 2000 Antwerp. Its telephone number is +32 3 247 59 11. CMB is a subsidiary of Saverco, an investment holding company. Saverco and CMB are privately held companies. Saverco owns 100% of the outstanding shares of CMB. Alexander Saverys, Ludovic Saverys and Michael Saverys each own approximately 33.33% of the issued shares of Saverco. None of these individuals own any shares of CMB directly. The Offeror is the largest shareholder of the Company. As of the date of this Offer to Purchase, the Offeror owns 177,147,299 Ordinary Shares or approximately 91.21% of the outstanding Ordinary Shares and Saverco owns 24,400 Shares or approximately 0.01% of the outstanding Ordinary Shares. The Offeror has three representatives on the Company’s Supervisory Board, and the Chief Executive Officer and Chief Financial Officer of the Offeror are also the Chief Executive Officer and Chief Financial Officer of the Company, respectively. See Annex A to this Offer to Purchase for more information on the Board of Directors and executive officers of the Offeror.

CMB Group Business Overview

The CMB Group is a shipping group headquartered in Antwerp, Belgium.

As of the date of this Offer to Purchase, the CMB Group consists of five divisions: Bocimar, Delphis, Bochem, the Company and MCA and includes the following companies:

Name	Country	Shareholding
Aframax Dolphin Shipping Limited.	Hong Kong	100%
Aragats Investments (Pty) Ltd.	Namibia	50%
Bear Hunter Limited.	Hong Kong	20%
Black Dolphin Shipping Limited.	Hong Kong	100%
Bochem Hong Kong Limited.	Hong Kong	100%
Bocimar Hong Kong Limited.	Hong Kong	100%
Bocimar International NV	Belgium	100%
Bocimar Singapore Pte Ltd.	Singapore	100%
Bohandymar Ltd.	Hong Kong	100%
Bull Hunter Limited.	Hong Kong	20%
Capesize Chartering Ltd.	Bermuda	33%
Carmine Dolphin Shipping Limited.	Hong Kong	20%
CMB Japan Limited.	Japan	100%
CMB.TECH NV	Belgium	91.21%*
CMB.TECH Enterprises NV	Belgium	100%
Crimson Dolphin Shipping Limited.	Hong Kong	100%
Cuckoo Hunter Limited.	Hong Kong	100%
Delphis HK Limited.	Hong Kong	100%
Delphis Hunter Limited.	Hong Kong	20%
Emerald Dolphin Shipping Limited.	Hong Kong	100%
Fair Hope Limited.	Hong Kong	100%
Harrier Hunter Limited.	Hong Kong	20%
Hawk Hunter Limited.	Hong Kong	100%
Hobby Hunter Limited.	Hong Kong	100%
Indigo Dolphin Shipping Limited.	Hong Kong	100%
Las Tapas NV.	Belgium	100%
MCA Facilities NV	Belgium	100%
MCA Horeca BV	Belgium	100%
Mongoose Hunter Limited.	Hong Kong	100%

Name	Country	Shareholding
Polar Dolphin Shipping Limited.	Hong Kong	100%
Sakura International KK	Japan	100%
Savybel BV	Belgium	50%
Savynam Investments (Pty) Ltd.	Namibia	50%
Savynam Operations (Pty) Ltd.	Namibia	50%
Spring Hunter Limited.	Hong Kong	20%
Tankers (UK) Agencies Ltd.	United Kingdom	50%
Tankers International (Singapore) Pte Ltd.	Singapore	50%
Tankers International LLC	Marshall Islands	50%
Tankers International Ltd.	United Kingdom	50%
Violet Dolphin Shipping Limited.	Hong Kong	100%
Yellow Dolphin Shipping Limited.	Hong Kong	100%

*	Excludes treasury shares

Bocimar – dry bulk. Bocimar owns and operates a fleet of approximately 24 dry bulk vessels across various segments: Newcastlemax, Capesize, Panamax and Ultramax. The Bocimar fleet is chartered out on long-term contracts or traded on the spot market.

Delphis – containers. Delphis owns 10 medium-sized container vessels between 1,000 and 4,000 TEU and is focused on regional trades. Delphis is specialized in the operation of ice-class vessels. The Delphis fleet is chartered out on medium to long-term contracts.

Bochem – chemical tankers. Bochem owns 10 full stainless steel parcel chemical tankers ranging between 19,900 and 33,000 DWT. The Bochem fleet is chartered out on long-term contracts or traded on the spot market.

MCA – Maritime Campus Antwerp. MCA is the real estate division of CMB. MCA’s main assets are office buildings in Antwerp.

The Company. For information about the Company, see —Section 8. “Certain Information About the Company.”

CMB Directors and Officers

The name, business address, citizenship, current principal occupation or employment, and five-year employment history of each director and executive officer of the Offeror and certain other information is set forth in Annex A to this Offer to Purchase.

During the last five years, neither the Offeror or, to the best knowledge of the Offeror, any of the persons listed in Annex A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Ownership of Equity Securities of the Company and Relationships with the Company

Except as set forth elsewhere in this Offer to Purchase, (i) neither the Offeror or, to the knowledge of the Offeror after reasonable inquiry, any of the persons listed in Annex A, beneficially owns or has a right to acquire any Ordinary Shares or any other equity securities of the Company and (ii) during the 60 days prior to the date of this Offer to Purchase, neither the Offeror or, to the knowledge of the Offeror after reasonable inquiry, any of the persons listed in Annex A has effected any transaction in the Ordinary Shares or any other equity securities of the Company.

Except as set forth elsewhere in this Offer to Purchase, (i) neither the Offeror or, to the knowledge of the Offeror after reasonable inquiry, any of the persons listed in Annex A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Offeror or, to the knowledge of the Offeror after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth elsewhere in this Offer to Purchase including under —Section 10. “Past Contacts, Transactions, Negotiations and Agreements,” during the two years prior to the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or, to the knowledge of Offeror after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Available Information

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Offeror with the SEC, is available to the public at the SEC’s website at www.sec.gov.

10. Past Contacts, Transactions, Negotiations and Agreements.

The following chronology summarizes the key meetings and events between representatives of CMB and representatives of the Company that led to the Completed Bid and the Offers and certain other matters. The following chronology does not purport to describe every meeting or conversation between the representatives of CMB and representatives of the Company. The information set forth below regarding the Company not involving representatives of CMB was provided by the Company. For additional information about the Company’s activities related to the Offers, see the Company’s Schedule 14D-9 being transmitted to the DTC participants that hold beneficial ownership positions of U.S. Holders or mailed to U.S. Holders with this Offer to Purchase.

On July 11, 2022, the Company and Frontline issued a joint press release announcing that they entered into a combination agreement (the “Combination Agreement”) for a stock-for-stock combination based on an exchange ratio of 1.45 Frontline shares for every 1.0 Company share (the “Proposed Combination”). The press release further stated that the transaction is structured as a voluntary conditional exchange offer and is conditioned upon Frontline owning post-exchange offer at least 50% + 1 of all outstanding Ordinary Shares, the relocation of the combined company to Cyprus, and the receipt of required regulatory approvals, among other customary conditions.

On July 12, 2022, CMB issued a press release announcing that CMB does not support the Proposed Combination for the reasons stated in its 2023 press release, including, among other things, CMB does not believe the Proposed Combination will create additional value for the Company’s stakeholders, and CMB believes there is a risk that the Proposed Combination will be dilutive to the Company’s shareholders. CMB stated that it continued to believe that the Company should pursue a different strategy that would diversify the Company’s asset types and focus on decarbonization.

On September 2, 2022, a meeting was held between Messrs. Alexander Saverys and Ludovic Saverys, on behalf of CMB, Messrs. Gunnar Eliassen and Lars Barstad, on behalf of Frontline, and Mr. Hugo De Stoop and Mrs. Grace Reksten Skaugen on behalf of the Company, to explore alternatives to the Proposed Combination within the framework of the Combination Agreement. There was discussion of a possible transaction structure whereby the Company would sell an unspecified number of vessels to Frontline and CMB would purchase an unspecified number of Frontline/Famatown Ordinary Shares in the Company at an unspecified price, but it was determined that there was no support among the parties for such a transaction. In that meeting, Mr. De Stoop indicated that the Company was unwilling to entertain any further discussions, other than to proceed with the Proposed Combination.

On December 13, 2022, CMB delivered a letter addressed to the Company’s Supervisory Board inviting the Supervisory Board to terminate the Combination Agreement and engage in a constructive dialogue with CMB concerning the future strategy of the Company. In that letter, CMB noted that it and Saverco together owned 25% the voting rights in respect of the Ordinary Shares (taking into account the suspension of voting rights relating to 18,241,181 treasury shares); that a legal merger between the companies following the proposed exchange offer cannot be realized without the approval of at least 75% of the Company’s shareholders; and that CMB believes a combination where the Company and Frontline remain separate entities after the effectuation of the proposed exchange offer would lead to conflicts of interest and complex governance issues, making such combination effectively unworkable and value-destructive for both the Company’s and Frontline’s shareholders.

On January 9, 2023, Frontline announced that it would no longer pursue the Proposed Combination, that it had terminated the Combination Agreement and that, as a result, Frontline would not make the proposed exchange offer. After that announcement, between January 10, 2023, and January 16, 2023, there were informal contacts between Mr. Alexander Saverys, on behalf of CMB, and Mr. Lars Barstad, on behalf of Frontline. The purpose of these contacts was to inform Frontline about CMB’s request to convene a special general meeting of the Company with the proposal to appoint new members to the Company’s Supervisory Board.

On January 10, 2023, CMB issued a press statement to the effect that CMB intended to constructively engage in a dialogue with the Company’s Supervisory Board to discuss the future strategy of the Company and a change in the composition of the Company’s Supervisory Board. On January 12, 2023, in response to such press statement, Mrs. Skaugen, on behalf of the Supervisory Board of the Company, sent a letter to CMB with a request for further information on CMB’s views with respect to the changes it proposes in the Company’s strategy.

On January 16, 2023, CMB delivered a letter to the Company in accordance with Article 7:126 of the BCCA and Article 31 of the Company’s Coordinated Articles of Association, making a written request to call a special general meeting of the Company’s shareholders as soon as possible for the purpose of, among other things, removing the five directors comprising its Supervisory Board and calling for the appointment of five new directors to the Company’s Supervisory Board: Mr. Marc Saverys; Mr. Patrick De Brabandere (a director of CMB); Mrs. Julie De Nul; Mrs. Catherina Scheers; and Mr. Patrick Molis.

On January 20, 2023, Mrs. Skaugen, on behalf of the Supervisory Board of the Company, sent a letter to CMB with a detailed request for further information from CMB, including specific questions about CMB’s strategy and plans for the Company and certain related matters, including as to whether CMB was acting in concert with any other shareholders of the Company.

On January 24, 2023, Messrs. Alexander and Ludovic Saverys, on behalf of CMB, sent a letter to the Company’s Supervisory Board responding to its letter of January 20, 2023, disputing certain facts contained in press releases issued by the Company on January 11 and January 18, 2023, setting forth further information concerning CMB’s views on the future strategy and governance of the Company, and answering certain questions contained in the letter of January 20, 2023, particularly that CMB was not acting in concert with any other shareholders of the Company.

In response, on January 28, 2023, Mrs. Skaugen, as Chair of the Company’s Supervisory Board, sent a letter to the Board of Directors of CMB to the effect that (i) it will convene the shareholders’ meeting requested by CMB, (ii) requesting that CMB engage with the Company’s Supervisory Board concerning CMB’s proposed changes to the Company’s strategy, (iii) requesting to meet with CMB’s nominees for director and asking for other information to facilitate a recommendation by the Corporate Governance and Nomination Committee,

(iv) noting that certain FDI/change of control issues are the responsibility of CMB, and (v) addressing certain statements made by CMB regarding the Combination Agreement.

On February 4, 2023, by letter to CMB, the Company requested that CMB consider a change to the Company’s Supervisory Board to include four (4) of the current five (5) independent members, two (2) newly appointed non-independent members nominated by CMB (being Messrs. Marc Saverys and Patrick De Brabandere) and two (2) newly appointed non-independent members to be nominated by Famatown.

On February 6, 2023, the Company posted to its internet website the Convening Notice for its special general meeting of shareholders to be held on March 23, 2023 in Antwerp, Belgium. The convening notice included the agenda items requested by CMB to remove the five (5) directors comprising the Company’s Supervisory Board and to appoint five (5) new directors: Mr. Marc Saverys; Mr. Patrick De Brabandere; Mrs. Julie De Nul; Mrs. Catherina Scheers; and Mr. Patrick Molis. The Convening Notice was revised to include agenda items requested by Famatown to appoint Mr. John Fredriksen and Mr. Cato Stonex as new directors.

On February 9, 2023, CMB issued a press statement summarizing CMB’s reasons for proposing to replace its Supervisory Board with five nominees for director at the special general meeting and its view on the Company’s strategy. On February 15, 2023, CMB held a video/telephonic conference call to discuss CMB’s press release of February 9, 2023.

On March 23, 2023, the Company held the special general meeting of its shareholders and reported that two of the five directors (Mrs. Anne-Hélène Monsellato and Mr. Steven Smith) serving on its Supervisory Board were removed by vote of the shareholders, and that the following four new directors were appointed by vote of the shareholders to serve on the Company’s Supervisory Board: Mr. Marc Saverys and Mr. Patrick De Brabandere, whose appointment to the Company’s Supervisory Board had been called for by CMB, and Mr. John Fredriksen and Mr. Cato H. Stonex, whose appointment to the Company’s Supervisory Board had been called for by Famatown. The remaining persons whose appointment to the Company’s Supervisory Board had been called for by CMB, Mrs. Julie De Nul, Mrs. Catherine Scheers and Mr. Patrick Molis, were not appointed by the shareholders at the special general meeting of the Company’s shareholders.

On March 24, 2023, exploratory discussions between Mr. Alexander Saverys, on behalf of CMB, and Mr. Lars Barstad, on behalf of Frontline, commenced with a view to finding a solution to the strategic and structural deadlock within the Company.

On April 10, 2023, Argo Law BV (“Argo”), Belgian counsel to CMB, prepared and delivered to Allen & Overy LLP (“Allen & Overy”), counsel to Frontline/Famatown, a discussion paper which provided a high level overview of the possible solution to the strategic and structural deadlock within the Company, consisting of (i) a sale of vessels representing approximately 50% of the Company’s NAV to Frontline and (ii) a sale of the Company ordinary shares held by Frontline/Famatown in a voluntary and conditional public takeover offer by CMB at net asset value (“NAV”) per share.

On April 18, 2023, Mr. Alexander Saverys, on behalf of CMB, met with Mr. Lars Barstad, on behalf of Frontline. At the meeting, they decided to search further for a possible solution to the strategic and structural deadlock within the Company.

On May 15 and 16, 2023, Messrs. Alexander Saverys and Ludovic Saverys, on behalf of CMB, met with Mr. Lars Barstad on behalf of Frontline. At the meetings, the above transaction structure, as well as the “NAV for NAV” valuation principle, was confirmed. The parties also discussed determining the NAV based on a valuation of the ships by independent shipping brokers.

On May 17, 2023, the Company held its Annual General Meeting. At the meeting, the shareholders of the Company approved the appointment of Mrs. Julie De Nul and Mr. Ole Henrik Bjørge as independent members of the Company’s Supervisory Board and acknowledged the expiry of the term of office of Mrs. Anita Odedra and Mr. Carl Trowell as independent members of the Company’s Supervisory Board.

In June 2023, Frontline and CMB exchanged successive non-binding draft versions of a term sheet regarding a transaction structure for a possible solution to the strategic and structural deadlock within Euronav, consisting of a possible (i) purchase/sale of approximately 40% of the fleet by the Company to Frontline or an affiliate of Frontline and (ii) voluntary and conditional public takeover bid by CMB for all Ordinary Shares in the Company not already owned by CMB or its affiliates, supported by a tender commitment by Frontline/Famatown (the “Voluntary Bid Structure”).

In July and August 2023, CMB, Frontline, Argo and Allen & Overy exchanged various preliminary and non-binding draft versions of the transaction documents under the Voluntary Bid Structure, including drafts of a framework agreement and a tender commitment. In addition, CMB, Frontline, Argo, Allen & Overy and Advokatfirmaet Wiersholm, counsel to Frontline, exchanged various non-binding draft versions of a heads of agreement, a template shipping management agreement and a template memorandum of agreement. Several commercial issues, including the fleet sale price and the bid price, were still open.

On July 26, 2023, Mr. Alexander Saverys, on behalf of CMB, and Mr. Lars Barstad, on behalf of Frontline, presented to the Company’s Supervisory Board the Voluntary Bid Structure as a possible solution to the deadlock.

In late August 2023, Mr. Alexander Saverys, on behalf of CMB, and Mr. Lars Barstad, on behalf of Frontline, discussed a possible change of the original transaction structure to (i) a purchase/sale of approximately 40% of the Company’s fleet (the “Vessel Sale”), and (ii) an acquisition by CMB of all Ordinary Shares in the Company held by Frontline/Famatown (the “Share Purchase”), followed by a mandatory public takeover bid by CMB for all Ordinary Shares in the Company not already held by CMB or its affiliates (the “Mandatory Bid”) (the Share Purchase and the Mandatory Bid, collectively, the “Mandatory Bid Structure”). The Vessel Sale and the Mandatory Bid are referred to as the “Transaction.”

On August 29, 2023, Mr. Alexander Saverys, on behalf of CMB, and Mr. Lars Barstad, on behalf of Frontline, provided an update to the Company’s Supervisory Board regarding the possible change of the transaction structure to a Mandatory Bid Structure.

From August 30, 2023 through September 27, 2023, a series of further discussions occurred between representatives of CMB and Frontline regarding the Vessel Sale and the possible change of the transaction structure from a Voluntary Bid Structure to a Mandatory Bid Structure.

On September 28, 2023, Mr. Ludovic Saverys, on behalf of CMB, and Mr. Lars Barstad, on behalf of Frontline, provided an update to the Company’s Supervisory Board regarding the potential Transaction, noting (i) with respect to the Vessel Sale, the proposed sale price had been determined to be $2.525 billion (based on the valuation of the independent shipping brokers) and (ii) with respect to the Share Purchase and the Mandatory Bid, the proposed price per Ordinary Share had been determined to be $18.43.

On October 3, 2023, CMB and Frontline discussed changing the number of vessels to be sold by the Company to Frontline in the Vessel Sale from 26 vessels to 24 vessels and to adjust the price from $2.525 billion to $2.350 billion. CMB and Frontline also discussed and agreed upon the final fleet list for the Vessel Sale.

On October 5, 2023, the Company announced by press release that Frontline and CMB were in discussions on an integrated solution to the strategic and structural deadlock in the Company, and on October 6, 2023, CMB’s board of directors met to discuss and approve, among other things, the Share Purchase.

On October 8, 2023, the Company’s Supervisory Board convened to: (i) determine compliance with the related party procedure provided for under Belgian law, (ii) deliberate on the recommendation of the committee of independent members of the Company’s Supervisory Board and (iii) approve the Vessel Sale and the termination of the arbitration proceedings between the Company and Frontline in connection with the Transaction.

On October 9, 2023, (i) with respect to the Share Purchase, CMB entered into a share purchase agreement (the “Share Purchase Agreement”) with Frontline and Famatown (together with Frontline, the “Sellers”) pursuant to which the Sellers agreed to sell to CMB and CMB agreed to purchase from the Sellers an aggregate of 57,479,744 Ordinary Shares, representing 28.47% of the then outstanding Ordinary Shares for a purchase price of $18.43 per share, for an aggregate purchase price of $1,059,351,682 in cash; (ii) with respect to the Vessel Sale, the Company and Frontline entered into a Framework Agreement (the “Framework Agreement”), together with certain other related agreements, pursuant to which the Company agreed to sell 24 vessels to Frontline for an aggregate purchase price of approximately $2.35 billion; and (iii) the Company and Frontline and certain other parties entered into an agreement pursuant to which they agreed to terminate the arbitration proceedings between the Company and Frontline in respect of the Combination Agreement (the “Settlement Agreement”).

On October 9, 2023, CMB issued a press release announcing the signing of the Transaction.

On October 20, 2023, the Company posted to its internet website the Convening Notice for a special general meeting its of shareholders held on November 21, 2023 in Antwerp, Belgium. The convening notice included agenda items relating to conditions precedent of the Framework Agreement and the Settlement Agreement.

On November 20, 2023, CMB entered into a bridge facilities agreement (the “Facilities Agreement”) among CMB and Crédit Agricole Corporate and Investment Bank, KBC Bank NV, and Société Générale (collectively, the “Bookrunning Mandated Lead Arrangers”), Belfius Bank NV/SA, DNB (UK) Limited, ING Belgium SA/NV and Nordea Bank Abp filial i Norge (collectively, the “Mandated Lead Arrangers”) and Skandinaviska Enskilda Banken AB (publ) (the “Lead Arranger” and together with the Bookrunning Mandated Lead Arrangers and the Mandated Lead Arrangers, the “Arrangers”).

On November 21, 2023, the Company announced the formal approval of all the resolutions relating to conditions precedent of the Framework Agreement and the Settlement Agreement at the special general meeting of the Company’s shareholders, which approval were condition precedents to the closing of the Share Purchase Agreement.

On November 22, 2023, the Share Purchase was consummated, resulting in an increase of CMB’s and its affiliates beneficial ownership of the Company’s outstanding Ordinary Shares to 53.45% of the then outstanding Ordinary Shares. On the same date, pursuant to the terms of the Share Purchase Agreement, Messrs. John Fredriksen and Cato H. Stonex resigned from the Company’s Supervisory Board.

On November 22, 2023, the Company announced that Mrs. Skaugen and Mr. Ole Henrik Bjorge also resigned from the Supervisory Board and that the Company’s Supervisory Board filled the vacancies created by the resignations of Mr. Fredriksen, Mr. Stonex, Mrs. Skaugen and Mr. Bjorge with the appointment of Mrs. Catharina Scheers, Mr. Bjarte Bøe and Mr. Patrick Molis.

Also, on November 22, 2023, Mr. Alexander Saverys was appointed Chief Executive Officer of the Company; Mr. Ludovic Saverys was appointed Chief Financial Officer of the Company; Mr. Michael Saverys was appointed Chief Chartering Officer of the Company; Mr. Maxime Van Eecke was appointed Chief Commercial Officer of the Company; and Mr. Benoit Timmermans was appointed Chief Strategy Officer of the Company.

On November 28, 2023, Messrs. Alexander Saverys and Ludovic Saverys proposed to the Supervisory Board of the Company that they consider the acquisition of Pre-Acquisition CMB.TECH.

From November 20, 2023 through December 22, 2023, a series of meetings took place between Mr. Ludovic Saverys, Ms. Sofie Lemljin, the Company’s general counsel, the Company’s committee of independent directors and Linklaters LLP, counsel to the independent committee, relating to the potential acquisition of Pre-Acquisition CMB.TECH.

On December 1, 2023, CMB and the Company entered into a confidentiality agreement relating to the potential acquisition of Pre-Acquisition CMB.TECH.

Between December 5 and December 21, 2023, CMB granted access to a virtual data room containing information in relation to Pre-Acquisition CMB.TECH and its subsidiaries (“Pre-Acquisition CMB.TECH Group”) to the Company and its advisors for purposes of conducting a due diligence investigation of the Pre-Acquisition CMB.TECH Group.

On December 6, 2023, Argo, on behalf of CMB, provided a first draft of the share purchase agreement relating to the CMB.TECH Transaction to the Company and its advisors. Between December 6 and December 21, 2023, CMB and the Company exchanged various versions of the share purchase agreement.

On December 22, 2023, the Company and CMB announced in a joint press release that the Company has agreed to purchase Pre-Acquisition CMB.TECH in the CMB.TECH Transaction, and that the CMB.TECH Transaction was expected to close in February 2024. In connection with the CMB.TECH Transaction, CMB and the Company entered into a share purchase agreement dated December 22, 2023 (the “CMB.TECH Share Purchase Agreement”) pursuant to which CMB agreed to sell to the Company and the Company agreed to purchase from CMB all the issued shares of Pre-Acquisition CMB.TECH for $1,150,000,000 in cash (the “CMB.TECH Purchase Price”).

On February 8, 2024, the Company and CMB consummated the CMB.TECH Transaction.

On February 14, 2024 CMB commenced the Completed Bid.

On April 3, 2024 the Completed Bid closed and CMB and its affiliates increased their ownership in the Company from 53.37% to 87.60%.

On October 9, 2024 the Offeror announced that it would, in accordance with the FSMA Order, (i) pay the Subsequent Payment no later than October 31, 2024; and (ii) reopen the Completed Bid at the Offer Price.

On October 16, 2024 the Facilities Agreement was amended and restated to provide for, among other things, the Reopening Acquisition Bridge Facility (as defined below).

On October 23, 2024 CMB commenced the Offers.

Background of the Prior Transactions

Background of the structural and strategic deadlock at the Company’s Supervisory Board

Prior to the consummation of the Share Purchase, the Company had two reference shareholders, Famatown Finance Limited/Frontline plc (“Frontline”) and CMB (“CMB” and together with Frontline, the “Reference Shareholders”), each of which held approximately 25% of the Ordinary Shares. The fundamental difference in view on the medium- to long-term strategy of the Company between the two Reference Shareholders led to a strategic deadlock within the Company. The strategic deadlock was reinforced by a structural deadlock resulting from the fact that each Reference Shareholder had a blocking minority on structural decisions and the existence of various factions within the Company’s Supervisory Board.

The Structural Deadlock at the Shareholder Level. Each of the Reference Shareholders controlled voting rights of approximately 25% as of June 5, 2023. Under the BCCA this provides shareholders with a blocking minority on certain significant structural decisions (such as changing the articles of association, effecting a merger, approving capital increases and effecting a liquidation of the Company).

The Structural Deadlock at the Supervisory Board Level. Pursuant to Article 14 of the Company’s coordinated articles of association, the Supervisory Board is composed of at least five and maximum of ten members. Prior to the consummation of the Share Purchase, the Supervisory Board was composed of seven members as follows: three independent directors; two directors appointed by Frontline; and two directors appointed by CMB. In the absence of a consensus within the Supervisory Board, decisions could only be made by majority of the Supervisory Board members. The Independent Committee Report noted that “[A]ssuming that directors vote along with the other directors proposed by the same shareholder, this would imply that decisions require support from two of the three groups of directors to be adopted. The structural deadlock with varying majorities within the Supervisory Board depending on the topic made the outcome of decision-making at the Supervisory Board less certain and predictable.”

The Reference Shareholders had diverging views on the capital allocation for the reinvestment of the returns of the Company.

(a)

The then current strategy of the Company centered around its identity as a tanker company engaged in the ocean transportation and storage of crude oil, relying on a modern fleet to operate at the top end of the crude oil transportation and storage market. In line with this strategy, the then current ambition was to further consolidate in that market, allowing to further show leadership to drive sustainability and innovation based on an integrated platform.

(b)

Since the end of 2021, CMB had expressed an alternative strategic view for the Company, aimed at a diversification into different shipping segments to decrease the dependency on the transportation of crude oil. This strategy would be accompanied by an intensified decarbonization of the fleet and by deploying capital towards the development of low carbon engines and fuel supply systems and to the production of low-carbon fuels.

(c)

Frontline’s strategy for the Company was one of a large, diverse fleet of modern tankers with young and energy efficient vessels. Compared with the Company’s current integrated full-service platform with a focus on innovation, the Independent Committee believed Frontline stood for a different, “lean-and-mean” approach whereby services are outsourced to external providers (such as ship management, fuel and fleet optimization services).

The Independent Committee noted that these conflicting views on strategy made aligned decision-making within the Supervisory Board uncertain and challenging, particularly with respect to long-term planning and capital allocation and therefore negatively impacted the Company’s competitive position.

Expected impact of a lasting deadlock on the Company’s future

The Independent Committee believed that the deadlock, as described above, may adversely impact the Company’s ability to adapt to customer expectations and market evolutions, which it expected to be value destructive in the longer term as a continuing deadlock could hinder reaching a consensus on crucial strategic decisions, such as, among other things, purchasing and disposing of vessels and making distributions to shareholders. Furthermore, the Independent Committee noted that it was difficult to manage the Company on the basis of varying majorities in the Supervisory Board without clear guidelines for the management board.

The Vessel Sale and the Settlement Agreement together with the Share Purchase, were proposed as an integrated solution to the structural and strategic deadlock then facing the Company.

Advice of the Independent Committee of the Company’s Supervisory Board

On September 15, 2023, the Supervisory Board of the Company requested the committee of independent members of the Supervisory Board (the “Independent Committee”) to issue written reasoned advice as referred to in Article 7:116 of the Belgian Code of Companies and Associations (“BCCA”) in connection with the Vessel

Sale and the Settlement Agreement (the “Independent Committee Report”). Under Article 7:116 of the BCCA, the Independent Committee was required to frame the Vessel Sale and Settlement Agreement within the strategy pursued by the Company, and indicate whether, if the transaction is detrimental to the Company, it is offset by other elements in that strategy, or is manifestly unlawful. The Independent Committee Report concluded that it was of the view that “in light of the integrated long-term solution to the deadlock within the Company, the Vessel Sale and the Settlement Agreement are not manifestly unlawful in nature and that it is unlikely that the Vessel Sale and the Settlement Agreement would result in disadvantages to the Company that are not outweighed by benefits to the Company.” The Independent Committee therefore approved the proposed Vessel Sale and Settlement Agreement. The Independent Committee Report was posted to the Company’s website in connection with the Company’s Special General Meeting of Shareholders (“SGM”) held on November 21, 2023. The Company also filed a Current Report on Form 6-K with the SEC on March 1, 2024, directing the Company’s shareholders to certain pages on its website cmb.tech, where interested shareholders can view a complete copy of the Independent Committee Report as well as other documents related to the Transaction and the CMB.TECH Transaction.

Share Purchase by CMB. On October 9, 2023, the Offeror entered into the Share Purchase Agreement with Famatown and Frontline (the “Sellers”), pursuant to which the Sellers agreed to sell to CMB and CMB agreed to purchase from the Sellers an aggregate of 57,479,744 Ordinary Shares (the “Famatown/Frontline Shares”), representing 28.47% of the then outstanding Ordinary Shares for a purchase price of $18.43 per share, for an aggregate purchase price of $1,059,351,682 in cash. The Company was not a party to the Share Purchase Agreement. The Share Purchase was consummated on November 22, 2023.

As a result of the completion of the Share Purchase, the Offeror became obligated to conduct the Completed Bid. See “Mandatory takeover bid by the Offeror” below.

Vessel Sale by the Company to Frontline. On October 9, 2023, the Company and Frontline entered into a Framework Agreement, a Heads of Agreement, and corresponding Memoranda of Agreement pursuant to which the Company agreed to sell 24 very large crude carriers (“VLCCs”) to Frontline for an aggregate purchase price of approximately $2.35 billion. The Offeror was not a party to the Vessel Sale agreements.

The Vessel Sale became effective on November 22, 2023.

Settlement Agreement between the Company and Frontline. On October 9, 2023, the Company, Frontline, Famatown, Hemen Holding Limited and Geveran Trading Co. Limited entered into the Settlement Agreement relating to the termination of the arbitration action filed by the Company on January 28, 2023, following Frontline’s termination of the Combination Agreement. The arbitration action was formally terminated on November 22, 2023.

Both management of the Company and the Independent Committee retained experts to assess the value of the arbitration claim it had filed against Frontline for specific performance of the Proposed Combination. These experts assessed the net present value of the claim ranging between 0 and 600 million Euros representing the Company’s share of projected synergies of the Proposed Combination assuming that the Company prevailed in the arbitration and Frontline would accordingly be compelled to effect the Proposed Combination and the various conditions of the proposed exchange offer were met. The Independent Committee noted that Frontline had clearly expressed its unwillingness to proceed with the deadlock resolution if the Company would not waive the arbitration claim without compensation, thereby making the Arbitration Settlement a prerequisite for the deadlock resolution; that both CMB and Frontline/Famatown signaled that they would not give up their positions in the absence of the deadlock resolution; that the deadlock would therefore continue to exist – and could become even more impactful – in the absence of an integrated solution; and that the proposed transactions would give minority shareholders the opportunity by way of the Offers to either exit the Company at a premium to the Company’s stock price or remain a shareholder of the Company. The Independent Committee stated that it balanced the absence of compensation in terminating the arbitration against the benefit of resolving the deadlock.

The Independent Committee also noted that the tanker market was then at a high level, and that while the impact might not be as visible, the expectation would be that, as the Company goes through the cycle with material sector challenges, agility and decisiveness were of the essence to generate shareholder value and that solving the deadlock situation could therefore outweigh the potential value of the arbitration. Following the recommendation by the Independent Committee, which was also reviewed by the Company’s statutory auditor, the Company’s Supervisory Board approved the transactions unanimously. The members of the Supervisory Board appointed by the Reference Shareholders abstained from the decision-making. On November 21, 2023, the shareholders of the Company approved the conditionality of the Vessel Sale and the Arbitration Settlement on the completion of the Share Purchase in accordance with Article 7:151 of the BCCA.

Mandatory takeover bid by the Offeror. As a result of the closing of the Share Purchase, the Offeror exceeded the threshold of 30% of securities with voting rights or giving access to voting rights in the Company. Consequently, in accordance with Article 5 of the Takeover Law and Article 50 of the Takeover Decree, the Offeror became obligated under Belgian law to make a mandatory unconditional public takeover bid (the “Mandatory Bid”) for all Ordinary Shares that were not already owned by CMB or its affiliates. The Completed Bid was made to satisfy CMB’s legal obligation under Belgian law to conduct the Mandatory Bid.

On October 9, 2023, the Offeror announced that it entered into the Share Purchase Agreement and that, in accordance with Article 8 of the Takeover Decree, it would conduct the Mandatory Bid at a per Share price of $18.43 in cash, which was the price per Share that it agreed to pay in the Share Purchase, reduced on a dollar-for-dollar basis by the gross amount per Share of any future cash dividends and other distributions by the Company to its shareholders with an ex-dividend date prior to the Settlement Date of the Mandatory Bid, and that the Mandatory Bid would be comprised of concurrent U.S. and Belgian offers. See “Determination of the purchase price for the Share Purchase and the Offer Price in the Mandatory Bid” below.

The Share Purchase was completed on November 22, 2023, and on November 24, 2023, the Offeror formally notified the FSMA of its intention to proceed with the Mandatory Bid in accordance with Article 5 of the Takeover Law and Article 50 of the Takeover Decree.

Determination of the purchase price for the Share Purchase and the Offer Price in the Mandatory Bid. The prior Transaction included the Share Purchase, the Vessel Sale and the Settlement Agreement and was designed to effect an integrated long-term solution to the strategic and structural deadlock within the Company as between CMB and Frontline/Famatown, the Company’s two largest shareholders with differing strategic plans for the Company. Both the purchase price for the Share Purchase and the Vessel Sale were the result of negotiated agreements between their respective parties based upon the NAV of the Company. In the shipping industry, NAV is the fair market value of a company’s total assets less its total liabilities. The NAV valuation is the most commonly used valuation methodology in the shipping industry given the shipping industry’s capital-intensive nature of operations and volatility of earnings.

CMB and Frontline/Famatown obtained fair market valuations of the vessels in the Company’s fleet as of August 31, 2023, from three independent third-party ship brokerage firms. The purchase price of $2.35 billion for the Vessel Sale reflects the average of the three valuations in respect of the 24 VLCCs that the Company sold to Frontline in the Vessel Sale (“Fleet A”). The independent committee of the Company’s Supervisory Board (the “Independent Committee”) separately obtained a fair market valuation from a fourth independent third-party ship brokerage firm that it selected. The Independent Committee noted that its valuation of Fleet A was in line with the average of the three brokers selected by CMB and Frontline/Famatown, and indicated that the purchase price in the Vessel Sale was reasonable on the basis of the asset value of Fleet A.

The negotiated price per share for the Share Purchase was determined based upon an adjusted NAV valuation of the Company as of September 30, 2023. The adjusted NAV valuation method was the methodology used to determine both the value of Fleet A and the $18.43 per share purchase price for the Share Purchase. The price per share in the Share Purchase was determined in relation to the entire the Company fleet, comprising both the value of Fleet A and the remaining vessels in the Company’s fleet that were not subject to the Vessel Sale (“Fleet B”). Because Fleet A was to be sold to Frontline on a cash and debt-free basis, the fair market value of Fleet A equaled the NAV of Fleet A. In determining the adjusted NAV of the entire the Company fleet, the fair market value of Fleet A was therefore considered as a cash component. The adjusted NAV valuation of the entire the Company fleet consisted of a sum-of-the-parts valuation including such cash component for Fleet A and the NAV of Fleet B (based upon the average of the three independent brokers valuations of the fair market value of the vessels in Fleet B).

The table below summarizes the valuation based on the adjusted NAV method as of the dated indicated. The fair market value of the Company’s fleet as of August 31, 2023, is derived as the sum of the average fair market value per vessel from the three independent third-party ship brokers. The adjusted NAV valuation contains transaction-specific deviations from this sum that were mutually agreed between the parties in the context of the Share Purchase and is therefore referred to as adjusted NAV. The adjustments, as were mutually agreed between the parties, are set forth below.

Overview of Adjusted Net Asset Value per Share calculation as of September 30, 2023

Vessel type	# Vessels	Average age(1) (years)	Adjusted broker value (millions of $, except share data)
VLCC	19	11	1,305.0
Suezmax	26	8	1,478.2
FSO	2	21	280.0
(i) Fair Market Value (“FMV”) Fleet B			3,063.2
FMV Fleet A			2,350.0
(ii) MTM TC out			0.6
Total FMV			5,413.8

(iii) FMV-to-NAV bridge			(1,693.2)

Working capital			300.7
Cash & cash equivalents			164.5
Debt			(1,740.7)
Remaining capex			(321.8)
Other transaction specific deal agreed adjustments			(96.0)

Total NAV Fleet A & B			3,720.6

(iv) Number of shares outstanding			201,912,942
NAV per Share			$18.43
Implied Bid Price premium (discount) ($18.43)			—

(1)	The average lifespan is 20 years for VLCC, 20 years for Suezmax and 30 years for FSO vessels.

Notes:

(i)	Determination of FMV of Fleet B vessels

A.

VLCC. The VLCC fleet contains one newbuilding VLCC, TK-300K-1, which would be fully owned by the Company upon delivery. The parties to the Share Purchase retained one independent broker’s valuation of $120 million which was included in the FMV valuation of Fleet B. The remaining Capex payments related to this newbuilding VLCC between June 30, 2023, and the expected delivery in 2026 was taken into account in the FMV-to-NAV bridge. The VLCC Nautica was sold by the Company effectively on July 11, 2023 and was consequently not included in the FMV. The sale of Nautica was considered in the FMV-to-NAV bridge. The VLCC fleet also comprises three bareboat chartered vessels, Nectar, Newton and Noble, for which the average FMV of the aforementioned brokers was retained. The associated lease cost of these chartered vessels was included in the Company’s reported long-term debt.

B.

Suezmax. The Suezmax fleet contains four newbuilding vessels that would be fully owned by the Company upon delivery and that were valued based on the average of the brokers’ estimated FMV. The remaining Capex payments between June 30, 2023, and their delivery was taken into account in the FMV-to-NAV bridge. The four Suezmax newbuilding vessels were the following: Brest, Bristol, Crocus and Clematis. Brugge was a recent newbuilding that was delivered on July 11, 2023. The associated remaining Capex payments between June 30, 2023, and delivery were also taken into account in the FMV-to-NAV bridge. The Suezmax fleet also comprises two vessels that were leased by the Company, Marlin Sardinia and Marlin Somerset, for which no FMV is retained.

C.	FSO. The parties to the Share Purchase retained an estimated sale price of $140.0 million per vessel for FSO Africa and FSO Asia in the FMV valuation.

(ii)

MTM TC out. These charters were compared to what the Offeror believed the Company could have received in the market as of June 30, 2023 for the remaining contract period (excluding options) on those vessels. A Net Present Value (“NPV”) on the difference was calculated and amounts to $600,000, which were added to the total FMV.

(iii)	Determination of FMV-to-NAV bridge

A.

Working Capital. The level of working capital included in the FMV-to-NAV bridge was the result of a negotiated agreement between the parties to the Share Purchase and amounts to $300.7 million. The working capital was based on the reported amounts in the Company’s Form 6-K report furnished to the SEC on August 3, 2023 (the “2023 half-year report”), comprising of (i) bunker inventory ($43.3 million), (ii) trade and other receivables ($412.1 million), and (iii) trade and other payables ($155.0 million).

B.	Cash and cash equivalents. Cash and cash equivalents considered in the FMV-to-NAV bridge amounted to $164.5 million as reported in the Company’s 2023 half-year report.

C.

Debt. Long-term debt included in the FMV-to-NAV bridge amounts to $1,740.7 million and was the result of a negotiated agreement between the parties to the Share Purchase. The long-term debt was based on the reported amounts in the Company’s 2023 half-year report and comprises (i) total non-current liabilities ($1,548.8 million) and (ii) current liabilities excluding trade and other payables ($234.9 million). The reported long-term debt amounts were further adjusted to approximate the situation to September 30, 2023 (the “Reference Date”). The adjustments comprise the elimination of $62.7 million of debt related to bareboat vessels as the purchase prices included in the purchase options for these vessels were considered as debt-like item in the “Other transaction-specific agreed adjustments” and an increase of $17.5 million and $2.1 million to reflect the increasing face value of bank debt and bonds, respectively.

D.	Remaining capex. For newbuilding vessels ordered before August 31, 2023, the remaining capex between June 30, 2023, and expected delivery amounting to $321.8 million was taken into account.

E.

Other transaction-specific agreed adjustments. Other transaction-specific items included in the FMV-to-NAV bridge primarily related to adjustments to the amounts reported in the 2023 half-year report that were agreed between the parties to the Share Purchase to approximate the situation as at September 30, 2023. The major adjustments comprised in the other transaction-specific items related to (i) an estimate of EBITDA generated in the third quarter of 2023 to approximate the cash generation over the quarter ($133.8 million), (ii) cash generation following the sale of Nautica for which an adjustment of $27.5 million was retained, (iii) cash outflow related to a dividend of $0.80 per share with payment date September 19, 2023 and (iv) the purchase prices included in the purchase option for chartered bareboat vessels Nectar, Newton and Noble, which was recorded as a debt-like item amounting to $79.1 million.

(iv)

Number of shares outstanding. The total number of Company shares outstanding (excluding treasury shares) as of September 30, 2023, was used by the parties to the Share Purchase to translate the NAV into an acquisition price per share for Frontline and Famatown’s shares in the Company.

As shown in the table above, the sum of the FMV of the vessels in Fleet B was $3,063.2 million. By adding the agreed price for the purchase of Fleet A in the Vessel Sale ($2,350.0 million), subtracting the FMV-to-NAV adjustments ($1,693.2 million) from this value, and dividing by the number of shares outstanding (201,912,942)), this resulted in a price per share of $18.43, which was the purchase price per share in the Share Purchase.

The Offeror calculated an indicative adjusted NAV of the Company as of January 31, 2024 of $19.47 (the “Indicative Adjusted NAV”) by applying a FMV-to-NAV bridge using the same methodology as the parties to the Share Purchase used (where NAV as of September 30, 2023 was determined), and based upon an update of the fleet valuations as of January 31, 2024 and adjustments that reflected the Company’s financial results (unaudited) as of December 31, 2023, as reported by the Company in its 2023 half-year report. The Indicative Adjusted NAV was higher than the adjusted NAV used by the parties in the Share Purchase (the “Initial Adjusted NAV”). The increase was primarily due to (i) an increase in the FMV of the Company’s fleet reflected in the updated fleet valuations (which take into account, among other things, higher vessel time charter rates) and (ii) cash that the Company generated from operations in the fourth quarter of 2023 that was not distributed in full to shareholders. Although the calculation of the Indicative Adjusted NAV per Share follows the same methodology as for the Initial Adjusted NAV per Share (determining the FMV of the fleet and considering the corresponding balance sheet items in formulating the FMV-to-NAV bridge), there are no transaction-specific adjustments included in the calculation of the Indicative Adjusted NAV and that the Indicative Adjusted NAV was a combination of the updated FMV as of January 31, 2024 and the FMV-to-NAV bridge as of December 31, 2023 (while the Initial Adjusted NAV was a combination of the FMV as of August 31, 2023 and the FMV-to-NAV bridge as of September 30 2023). The FMV-to-NAV bridge used to calculate the Indicative Adjusted NAV also included $43.2 million of proceeds from the Company’s sale of the vessel Oceania that the Company received on January 15, 2024 that were not reflected in its balance sheet as of December 31, 2023.

Under Belgian law, CMB was required to offer all holders of Ordinary Shares (other than CMB and its affiliates) a Mandatory Bid price per share that is at least equal to the higher of (i) the highest price that CMB (or a person acting in concert with CMB) paid for an Ordinary Share during a period of 12 months before the announcement of the Mandatory Bid and (ii) the weighted average of the trading prices of the Ordinary Shares on the most liquid market (the NYSE) over the 30 calendar days before CMB’s obligation to launch the Mandatory Bid arose.

The highest per share price that CMB paid for Ordinary Shares during the 12 months before the announcement of the Mandatory Bid on October 9, 2023 (the “Reference Period”) exceeded $18.43 per share, however, the FSMA granted CMB a derogation from Belgian law to allow CMB to reduce the highest per share price that CMB paid for Ordinary Shares in the Reference Period by dividends and other distributions made by the Company to shareholders during that period. The FSMA also granted CMB a derogation from Belgian law to allow CMB to use the date of the initial announcement of the Completed Bid, which was October 9, 2023, as the reference date in calculating the 30-day weighted average market price described above, rather than the closing date for the Share Purchase. The weighted average trading price of the Ordinary Shares on the NYSE for the 30 calendar days before October 9, 2023, was $16.25 per share. While CMB initially announced that the per Share offer price in the Mandatory Bid would be $18.43, as a result of the dividend of $0.57 per Share paid by the Company on December 20, 2023, to holders of record of Ordinary Shares on December 13, 2023, the Offer Price for the Completed Bid was reduced to $17.86 per Share in cash.

The Independent Committee concluded in the Independent Committee Report that the Offer Price is in line with the Company’s NAV, representing the Company’s intrinsic value. The Independent Committee based this conclusion on the following: (i) at that time, based on the last available “normal trading reference” of the Ordinary Shares on September 28, 2023, the trading price of the Ordinary Shares was trading close to the Company’s NAV; (ii) the Offer Price represents a substantial premium compared to the trading price of the Ordinary Shares on October 5, 2023 (immediately prior to a press release issued by the Company in response to media reports and the temporary suspension of trading of the Ordinary Shares on Euronext Brussels), (iii) the premium of the Offer Price over the 30 and 90 day VWAP of the Ordinary Shares was modest; and (iv) the Offers were to be made by CMB, which at the time of the launch of the Offers would already hold a controlling stake in the Company such that a control premium would not be applicable. The Independent Committee noted that compared to similar crude oil tanker transactions, the Independent Committee’s financial advisor, Lazard, typically observes a discount to NAV with transactions at NAV at the higher end of the range and that stock exchange listed peer companies also trade at a discount to NAV, with the exception of Frontline which almost consistently trades above NAV. On this basis, the Independent Committee concluded that the Offer Price in the Completed Bid appeared to reflect the Company’s intrinsic value and therefore would provide the Company’s shareholders the opportunity to sell their Ordinary Shares in the Completed Bid at a reasonable price.

Selection of the Vessel Valuation Firms.

In August 2023, CMB and the parties to the Share Purchase obtained fair market valuations of the vessels (the “Independent Vessel Valuations”) in the Company’s fleet from three independent third-party ship brokerage firms: Arrow Valuations Ltd. (“Arrow”), Fearnleys AS (“Fearnleys”) and VesselsValue Ltd. (“VesselsValue”). The parties agreed that CMB, the Sellers, and the Company would each select an independent third-party ship brokerage firm to conduct the vessel valuations. CMB selected VesselsValue, the Sellers selected Fearnleys, and the Company selected Arrow.

The Independent Committee separately obtained a fair market valuation of the vessels in the Company’s fleet as of August 31, 2023 from a fourth independent third-party ship brokerage firm, Braemar Plc (“Braemar” and, together with Arrow, Fearnleys and VesselsValue, the “Valuation Firms”) as part of its review of the transactions and approval of the Vessel Sale under the Framework Agreement and the termination of the arbitration against Frontline in connection with the Combination Agreement under the Settlement Agreement, as described in the Independent Committee Report referred to above.

All of the vessel valuations were conducted by the Valuation Firms as of August 31, 2023 (except for the Arrow valuations which were conducted as of August 30, 2023). Each of the Valuation Firms are internationally recognized for their vessel valuation services in the crude oil tanker sector of the shipping industry.

As is common in the shipping industry, the Independent Vessel Valuations are “desk appraisals” and are not based on an actual inspection of the vessels. Desk appraisals generally assume that the vessels are in sound seagoing condition, class maintained, undamaged, fully equipped, freely salable, debt free and charter free, and are based on a number of factors including an examination of information available in public databases regarding a vessel, precedential purchase and sale transactions as well as a general analysis of VLCC resale market conditions.

The Vessel Valuations used in the Vessel Sale.

The purchase price of $2.350 billion for the Vessel Sale reflects the arithmetic mean average of the Independent Vessel Valuations of the 24 VLCCs that the Company sold to Frontline in the Vessel Sale as follows ($ in millions):

Arrow	Fearnleys	VesselsValue	Average	Braemar
$2,449	$ 2,286	$ 2,314	$ 2,350	$ 2,417

The Independent Committee concluded in the Independent Committee Report that the FMV of these 24 VLCCs as determined by Braemar ($2.417 billion) was 2.9% higher than the average of the FMV as determined by the other three Valuation Firms ($2.350 billion), indicating that such purchase price was reasonable on the basis of the asset value. The Independent Committee also appointed Lazard as its financial advisor in connection with the Vessel Sale. The Independent Committee took note in the Independent Committee Report of an explanation and analysis that Lazard provided to it regarding the financial terms of the Vessel Sale. The Independent Committee noted that on the basis of a comparison of the Independent Vessel Valuations, Lazard’s analysis concluded on a valuation range of between $2.286 billion and $2.449 billion and that the aggregate purchase price for the Vessel Sale of $2.350 billion is within this range. The Independent Committee also noted that Lazard’s analysis considered the Price/NAV ratios of selected precedent transactions, concluding on an average Price/NAV ratio of 0.9x and a median of 1.0x, which was in line with the ratio applied for the Vessel Sale.

The Vessel Valuations used in the Share Purchase.

The per Share purchase price of $18.43 in the Share Purchase was the result of a negotiated agreement between CMB and the Sellers of the adjusted NAV of the Company’s fleet as of September 30, 2023, the calculation of which was based upon the arithmetic mean average of the Independent Vessel Valuations as of August 2023 of the remaining vessels in the Company’s fleet that were not sold to Frontline in the Vessel Sale as follows ($ in millions):

Arrow	Fearnleys	VesselsValue	Average	Braemar
$3,191	$ 2,983	$ 3,011	$ 3,063	$ 3,142

The arithmetic mean average of $3.06 billion for these remaining vessels was added to the purchase price of $2.35 billion for the vessels in the Vessel Sale, which resulted in a total FMV for the Company’s fleet of $5.41 billion. This figure was adjusted for working capital, cash, debt, remaining capital expenditures and other transaction specific adjustments as agreed between CMB and Frontline to calculate an adjusted NAV of $3.72 billion, or $18.43 per Share.

For more information on the adjustments made to the total fleet FMV used by the parties to calculate the adjusted NAV, see THE U.S. OFFER — Section 10. “Past Contacts, Transactions, Negotiations and Agreements — The Transaction — Determination of the purchase price for the Share Purchase and the Offer Price in the Mandatory Bid.

CMB.TECH Transaction

On December 22, 2023, the Company and CMB entered into the CMB.TECH Share Purchase Agreement. Pursuant to the terms and conditions of the CMB.TECH Share Purchase Agreement, CMB agreed to sell 100% of the issued shares of Pre-Acquisition CMB.TECH (the “Pre-Acquisition CMB.TECH Shares”), and the Company agreed to purchase the CMB.TECH Shares for $1,150,000,000 in cash. The CMB.TECH Transaction closed on February 8, 2024.

A copy of which the CMB.TECH Share Purchase Agreement has been filed by the Offeror as Exhibit (d)(2) to the Schedule TO relating to the U.S. Offer and is incorporated by reference herein.

Four World Market Court Decision

On September 6, 2024, the Market Court in Belgium (the “Market Court”) issued its ruling which largely rejected the claims brought by certain funds managed by FourWorld Capital Management, LLC (“FourWorld”) in connection with the Completed Bid.

FourWorld’s application sought, among other things, to challenge the price paid in the Completed Bid, alleging that it did not reflect certain purported special benefits that were allegedly granted to Frontline in addition to the price paid by the Offeror for the shares of the Company owned by Frontline and Famatown in the Share Purchase. FourWorld also requested that the Market Court order the Company to adjust the bid price in the Completed Bid to account for these alleged special benefits. In its ruling dated September 6, 2024, the Market Court dismissed some of FourWorld’s claims as inadmissible and/or unfounded. However, the Market Court found that the pricing of certain vessels sold by the Company to Frontline in the Vessel Sale implied certain special benefits to Frontline. The Market Court calculated these benefits to be $0.52 per share. The Market Court did not order CMB or the FSMA to increase the bid price. The Market Court ordered the FSMA to assess whether, in view of its finding that indirect special benefits were granted to Frontline amounting to $0.52 per share in the Company, the bid price should be modified.

FSMA Order and Determination of Offer Price for the Offers

The FSMA Order. On October 7, 2024, the FSMA decided to effectively require an increase in the Original Reference Price of $0.52 per Ordinary Share and ordered CMB, more specifically, to (i) pay $0.52 per Share to all shareholders whose Ordinary Shares were validly tendered in the Completed Bid and (ii) reopen the Completed Bid at an adjusted bid price which takes into account the increase of the Original Reference Price, by $0.52 per share (the “Increased Reference Price”). Taking into account the Original Reference Price, increased by $0.52 per Share in accordance with the FSMA Order, and decreased by $6.29 per Share (the aggregate amount of distributions made by the Company to its shareholders since the initial announcement of the Completed Bid on October 9, 2023), results in an offer price of $12.66 per Share.

CMB is conducting the Offers to comply with the FSMA Order. As ordered by the FSMA in the FSMA Order, the Offeror has reopened the Belgian Offer (and commenced the U.S. Offer) at an offer price of $12.66 per Ordinary Share.

Determination of the Offer Price. To determine the Offer Price, the Increased Reference Price was reduced on a dollar-for-dollar basis by the gross amount of the additional distributions made between the initial announcement date of the Completed Bid on October 9, 2023, or $6.29 per Ordinary Share, resulting in the Offer Price of $12.66 per Ordinary Share.

An overview of these distributions is set forth in the table below.

Payment date	December 20, 2023	May 31, 2024	July 18, 2024

Amount	$0.57 (coupon 36)	$4.57(1)	$1.15(2)

(1)

Sum of the dividend of $0.27 (coupon 37) per share and the distribution of $4.30 (coupon 38 and 39) per Ordinary Share from the available issue premium, as approved by the Company’s annual general meeting of May 16, 2024.

(2)

Sum of the intermediary dividend of $0.27 (coupon 40) per Ordinary Share and the distribution of $0.88 (coupon 41 and 42) per Ordinary Share from the available issue premium, as approved by the Company’s special general meeting of July 2, 2024.

The Offer Price may be reduced on a dollar-for-dollar basis by the gross amount of any additional distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of this Offer to Purchase and before the Settlement Date.

THE OFFER PRICE IS LOWER THAN THE CLOSING PRICE OF THE ORDINARY SHARES ON THE NYSE ON OCTOBER 21, 2024 BY APPROXIMATELY 21.90 PERCENT. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE ORDINARY SHARES BEFORE DECIDING WHETHER TO TENDER YOUR ORDINARY SHARES IN THE U.S. OFFER.

Subsequent Payment. As ordered by the FSMA in the FSMA Order, CMB will proceed with the Subsequent Payment on October 31, 2024. The (former) shareholders who validly tendered their Ordinary Shares in the U.S. offer of the Completed Bid will receive a payment of $0.52 per share; and the (former) shareholders who validly tendered their dematerialized shares in the Belgian offer of the Completed Bid will receive a payment of EUR 0.47 per share (the equivalent amount of the price increase in Euros calculated using the WM/Reuters spot exchange rate for Euros per U.S. dollar at 5:00 p.m. Central European Time on the date of the order of the FSMA) in respect of the Ordinary Shares so tendered.

11. Purpose of the Offers; Plans for the Company.

Purpose of the Offers

The Offeror’s sole purpose in making the Offers is to comply with the order of the FSMA to reopen its unconditional mandatory public takeover bid at the Offer Price for all Ordinary Shares of the Company that CMB and its affiliates do not already own in accordance with Belgian Law. CMB does not intend to delist the Company from the NYSE or Euronext Brussels and, as such, CMB does not intend to undertake a Squeeze-Out offer after the expiration of the Acceptance Period and following consummation of the Offers.

Plans for the Company

Current Holdings. The Company is an approximately 91.21% owned subsidiary of CMB (excluding treasury shares) on the date of this Offer to Purchase.

Strategy. Following the closing of the Completed Bid, CMB continues to execute its strategy for the Company which aims to make the Company the reference platform for sustainable shipping and is based on three axes:

1. Diversification of the fleet. CMB intends to diversify the fleet of the Company into different shipping segments to decrease the dependence on the transportation of crude oil. This does not mean exiting the tanker business altogether, but rather a gradual decrease of the share of revenues coming from pure crude oil transportation by adding different shipping asset types to the Company portfolio. CMB believes that the expansion into other shipping segments will enable future-proof investments throughout the cycles of the various segments. CMB seeks to achieve this diversification through:

•	the acquisition of CMB’s subsidiary, then named CMB.TECH NV (“Pre-Acquisition CMB.TECH”) which was completed on February 8, 2024;

•	the acquisition of second-hand future-proof vessels; and

•	the ordering of future-proof newbuildings.

2. Decarbonization of the fleet. CMB believes a key trend in shipping is offering low-emission ships to its customers given the global fuel transition. It will be crucially important to dedicate significant amounts of capital from the industry and shipping companies to the development of low-carbon engines, fuel supply systems and the production of low-carbon fuels. CMB envisions the Company playing a leading role in the decarbonization of the shipping industry and being the reference shipowner when it comes to green ships.

3. Optimization of the existing fleet. CMB believes that Euronav’s fleet standards have always been excellent. By divesting less efficient/older tankers and re-investing the proceeds in new buildings/modern second hand vessels or technical upgrades (e.g., energy saving devices), CMB seeks to optimize the Company’s large remaining fleet of tankers to continue offering the best fleet to its customers. The Company will endeavor to finance 65% of the acquisition price of such vessels with external funds (i.e., a leverage ratio of 65%).

Dividend Policy. As a strategic and long-term investor, CMB’s investment in the Company is not driven by set expectations regarding an annual dividend or other form of return to shareholders. Shareholders should not assume that the Company’s return to shareholders policy of the recent past will continue in the future. The Company’s future dividend policy will be determined in the discretion of the Supervisory Board, on an ad hoc basis, in light of possible future investments (in particular taking into account CMB’s strategic plans for the Company as set forth above), profitability of the underlying assets, the leverage ratio of the Company, and CMB’s shareholding in the Company.

Stock Exchange Listings. CMB does not intend to delist the Ordinary Shares from the NYSE following completion of the Offers and therefore expects that the Company will continue to be subject to the reporting requirements of the Exchange Act. CMB also intends to maintain the Company’s listing on Euronext Brussels following completion of the Offers. While the Offeror believes that the unaffiliated public float of the Ordinary Shares will remain sufficient, in particular given that the Offer Price is lower than the closing price of the ordinary shares on NYSE on October 21, 2024 by approximately 21.90 percent, the number of Ordinary Shares that are publicly held may be significantly reduced because of the Offers, and the liquidity of the public markets for the Ordinary Shares may also be significantly reduced. It is also possible that the Company may fail to meet the criteria for continued listing on the NYSE. If this were to occur, the Ordinary Shares could be delisted from the NYSE by unilateral action taken by the NYSE. See The U.S. Offer — Section 7. “Certain Effects of the U.S. Offer.” Under certain of the Company’s financing agreements, the delisting of the Company’s Ordinary Shares from both the NYSE and Euronext Brussels may constitute an event of default.

Changes to the Company’s Supervisory Board. The Offeror has no current plans to change the present Supervisory Board.

Changes to the Company’s Management Board. The Offeror has no current plans to change the present Management Board.

Employees. The Offeror attaches great importance to the skills and expertise of the employees of the Company and their ongoing role in the continued success of the Company. The Offeror believes that the Company’s extensive and experienced employee base is a key strength of the Company, and that the knowhow of its people can be leveraged to execute the Company’s new diversification and decarbonization strategy. In particular, the Offeror believes that the Company has the in-house expertise required to capitalize on new opportunities across the various end markets and simultaneously realize the fuel transition of the fleet to ammonia and hydrogen.

Headquarters. The Company is headquartered in Antwerp, Belgium, where it leases space from CMB in the ‘Belgica’ building at De Gerlachekaai 20, 2000 Antwerp, Belgium together with the other entities of the CMB Group. CMB intends to continue the presence of the Company in Antwerp.

Changes to the Company’s Charter and Bylaws. The Offeror has no current plans to change the articles of association of the Company or Bylaws.

Corporate Name Change. The Company changed its name to “CMB.TECH” effective October 1, 2024 and the trading symbol under which its shares are listed on the NYSE and on Euronext Brussels to “CMBT” effective July 15, 2024. The name “Euronav” has been retained as the brand name for its tanker division.

Other Extraordinary Transactions. Except as disclosed in this Offer to Purchase, CMB does not have any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries.

12. Related Party Transactions; Certain Transactions Between CMB and Its Affiliates and the Company.

The Company and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with CMB and certain of its affiliates. Further information regarding these transactions is set forth below, as well as in Item 7 “Major Shareholders and Related Party Transactions” of the 2023 Form 20-F.

The Company’s Sale of the vessels Statia and Sapphira to Bocimar

On September 25, 2024 the Supervisory Board of the Company approved the entry by the Company into two memoranda of agreement regarding the sale of two of its Suezmax tankers, the Statia and the Sapphira, and a short-term time charter party, with Bocimar International NV (“Bocimar”). Bocimar is a wholly owned subsidiary of CMB and therefore is a related party within the meaning of IAS 24. The transaction was subject to the procedure provided for in Article 7:116 BCCA, which applies to any decision or transaction made in execution of a decision of the Supervisory Board of a listed company relating to a related party.

A committee of three independent members of the Company’s Supervisory Board reviewed the terms and conditions of the transaction documents in accordance with the provisions of Article 7:116 BCCA and issued a written reasoned advice to the Supervisory Board. In its advice, the committee stated that it is of the view that the transaction is not manifestly unlawful in nature and that it is unlikely that the transaction would result in disadvantages to the Company that are not outweighed by benefits to the Company. The Committee therefore advised favorably on the transaction.

The CMB.TECH Sale Transaction

On December 22, 2023, the Company and CMB entered into the CMB.TECH Share Purchase Agreement. On February 8, 2023 the Company purchased all of the Pre-Acquisition CMB.TECH Shares from CMB for the purchase price of $1.15 billion in cash. For a more detailed description of the CMB.TECH Transaction, see The U.S. Offer — Section 10. “Past Contacts, Transactions, Negotiations and Agreements.”

In connection with the CMB.TECH Transaction, CMB granted the Company (i) a royalty-free, worldwide license (the “License”) to use the trademarks and the tradenames “Bocimar”, “Bochem” and ”Delphis”, so that the Company can continue to commercially deploy dry bulk carriers, container vessels and chemical tankers under these trademarks; and (ii) a priority right with respect to charters with a term exceeding three months for those vessels of the Company that compete with CMB’s vessels (the “Priority Right”). The License became effective on February 8, 2024 and is valid for the duration of the relevant licensed intellectual property rights, but will expire when CMB no longer owns 25% of the Ordinary Shares. The Priority Right will remain in force until the earlier of (i) the date on which CMB is no longer solely controlling the Company (as determined by applicable antitrust law) or (ii) the tenth anniversary, automatically renewed with consecutive five-year periods unless either CMB or the Company terminates the Priority Right upon three-months’ notice.

In accordance with Article 7:116 of the BCCA, the committee of independent directors of the Company appointed Degroof Petercam Corporate Finance as an independent expert to advise on the fairness of the CMB.TECH Transaction. Upon its review of the terms and conditions of the CMB.TECH Transaction and the advice of the independent expert, the committee of independent directors of the Company advised favorably on the CMB.TECH Transaction. Following the recommendation by the committee of independent directors of the Company, which was also reviewed by the Company’s statutory auditor, the Company’s Supervisory Board approved the CMB.TECH Transaction, subject to the approval by the Company’s special general meeting. The Company’s special general meeting was held on February 7, 2024, and the Company’s shareholders approved the CMB.TECH Transaction in accordance with article 7:152 of the BCCA. The CMB.TECH Transaction was consummated on February,8 2024.

Properties

Both the Company and its subsidiary, Euronav Ship Management SAS (Antwerp Branch), lease office space in Antwerp from MCA Facilities NV (“MCA”), a 100% subsidiary of CMB, pursuant to a lease agreement dated September 1, 2021. This lease was due to expire on September 1, 2024, but has been extended. Under the lease, the Company makes monthly rental payments to MCA of 18,008 Euros in respect of a 1,120 square meter office space and 11 parking spots, and Euronav Ship Management SAS (Antwerp Branch) makes monthly rental payments to MCA of 6,626 Euros in respect of a 427 square meter office space and 3 parking spots. Both lessees are also required to pay to MCA separate service charges related to service-related costs incurred by MCA.

Commercial Agreements

Since December 2019, the Company entered into several supply agreements with CMB to supply Residual Marine Fuel Oil (RMG380) with a maximum of 0.5% sulfur in Linggi, Malaysia. Since July 2020, similar supply agreements were also entered into with Bocimar Hong Kong Ltd and Bocimar International NV. The fuel is sold on exchange where CMB, Bocimar Hong Kong Ltd and Bocimar International NV return the purchased fuel back to the Company in other markets. The exchange is set to match volume and dollar amounts where any differences are settled at the end of the quarter.

Compensation as Management Board Members of the Company

Management companies owned by each of Alexander Saverys, Ludovic Saverys, Michael Saverys, Maxime Van Eecke and Benoit Timmermans, respectively, each of who is also a director and officer of CMB, is entitled to receive 250,000 Euros each per year, paid in monthly installments, in respect of their service as members of the Company’s Management Board.

Compensation as Supervisory Board Members of the Company

As members of the Company’s Supervisory Board, Mr. Marc Saverys, Mr. Bjarte Bøe and Mr. Patrick De Brabandere, also directors of CMB, received $45,953, $98,749 and $23,437, respectively, in respect of their attendance at meetings of the Supervisory Board and committees thereof since their election to the Supervisory Board in March 2023.

13. Source and Amount of Funds.

The Offeror estimates that the maximum amount of funds required to consummate the Offers is approximately $216 million. The consummation of the Offers is not subject to any financing condition.

The aggregate purchase price for Ordinary Shares validly tendered and accepted in the Offers will be funded with borrowings under the Reopening Acquisition Bridge Facility (as defined below), and the unconditional and irrevocable availability of funds necessary for the payment of the Offer Price for all Shares in the form of an irrevocable and unconditional credit facility made available by the Arrangers (as defined below) has been confirmed by KBC Bank NV to the FSMA in accordance with Belgian law. Because (i) the only consideration to be paid in the Offers is cash, (ii) the Offers are being made to purchase all issued and outstanding Ordinary Shares not already owned by the Offeror and its affiliates solely for cash, and (iii) there is no financing condition to the completion of the Offers, the Offeror believes the financial condition of CMB is not material to a decision by a U.S. Holder of the Ordinary Shares whether to participate in the Offers.

Amended and Restated Facilities Agreement

CMB is the borrower under the Facilities Agreement, which was entered into on November 20, 2023 and last amended and restated on October 16, 2024 (as so amended and restated, the “Amended and Restated Facilities Agreement”). The Amended and Restated Facilities Agreement provides for, among other things, a $216 million term loan bridge facility which will be used to fund payment for Ordinary Shares validly tendered and accepted in the Offers (the “Reopening Acquisition Bridge Facility”). As of the date of this Offer to Purchase the outstanding principal balance of loans under the Amended Facility Agreement is $500 million.

The following is a summary of certain provisions of the Amended and Restated Facilities Agreement. The summary of the Amended and Restated Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Facilities Agreement, a copy of which has been filed by the Offeror as Exhibit (b)(1) to the Schedule TO relating to the U.S. Offer and is incorporated by reference herein.

Term. The Amended and Restated Facilities Agreement has a term expiring on February 20, 2025 which, subject to certain conditions and at the option of CMB, may be extended for an additional six months. Such extension is subject to (i) no default having occurred and is then continuing or would occur as a result of the extension; (ii) all repeating representations made by CMB being correct in all material respects; and (iii) the payment of an extension fee. The principal amounts outstanding under the Amended and Restated Facilities Agreement must be repaid in full not later than its maturity date, subject to any extension. CMB may utilize the Amended and Restated Facilities Agreement in one or several installments.

Prepayment. The Amended and Restated Facilities Agreement contains customary prepayment events (including but not limited to (i) where it becomes illegal for a lender to fund or maintain its participation, (ii) where a sanctions event occurs, (iii) where there is a change of control of CMB or if CMB no longer controls the Company, (iv) from certain disposal proceeds, (v) from proceeds received upon the issuance of certain debt obligations, or (v) from proceeds of a claims under an acquisition document). In addition, CMB is required to prepay loans under the Amended and Restated Facilities Agreement out of the net proceeds received from a permitted sale of Ordinary Shares of the Company, provided that CMB retains at least a 50% ownership interest in the Company (excluding treasury shares). CMB also has the ability to voluntarily cancel commitments or repay amounts outstanding under the Amended and Restated Facilities Agreement.

Interest Rates. Interest on amounts outstanding under the Amended and Restated Facilities Agreement is payable on the last day of each interest period (which interest period may be 1 week or 1 month) and is comprised of the applicable Margin (as defined in the Amended and Restated Facilities Agreement) and the compounded reference rate for that day (including any Bloomberg Credit Adjustment Spread). The Margin is determined in accordance with the following table:

Period	Margin (% per annum)
From the date of the Amended and Restated Facilities Agreement to (but excluding) the date falling 6 months after the date of the Amended and Restated Facilities Agreement	2.75
From the date falling 6 months after the date of the Amended and Restated Facilities Agreement to (but excluding in case of an Extension (as defined in the Amended and Restated Facilities Agreement)) the date falling 9 months after the date of the Amended and Restated Facilities Agreement	3.25
Subject to the Extension being exercised, from the date falling 9 months after the date of the Amended and Restated Facilities Agreement to (but excluding) the date falling 12 months after the date of the Amended and Restated Facilities Agreement	3.75
Subject to the Extension being exercised, from the date falling 12 months after the date of the Amended and Restated Facilities Agreement to the Termination Date (as defined in the Amended and Restated Facilities Agreement)	4.50

Representations and warranties, undertakings and events of default. The Amended and Restated Facilities Agreement contains representations, warranties, undertakings and events of default that are customary for facilities of this type, with such adjustments as are necessary to reflect the transaction structure.

Security. CMB’s obligations under the Amended and Restated Facilities Agreement are secured by a pledge of all shares of the Company held by CMB (or to be acquired pursuant to the Offers). The borrowings under the Amended and Restated Facilities Agreement are also secured by any cash held in prepayment accounts into which funds from permitted sales of the pledged securities are required to be deposited.

Governing law. The Amended and Restated Facilities Agreement is governed by English law.

Refinancing Plans. CMB is required to prepay loans under the Amended and Restated Facilities Agreement with the proceeds from distributions by the Company. CMB intends to repay amounts outstanding under the

Amended and Restated Facilities Agreement with, among other things, the proceeds of distributions from the Company.

14. Conditions of the U.S. Offer.

The Offers are unconditional. The Offeror is required to pay for all Ordinary Shares validly tendered and not withdrawn prior to 10:00 A.M., New York City time, on the Expiration Date in accordance with the terms and conditions of the Offers.

15. Certain Legal Matters.

General

Except as otherwise set forth in this Offer to Purchase, the Offeror, after reasonable investigation, is not aware of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Ordinary Shares by CMB pursuant to the U.S. Offer. Should any such approval or other action be required, CMB currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate. In addition to any approval or action by governmental, administrative or regulatory agencies, certain existing significant contractual arrangements of the Company may be subject to the receipt of consents of counterparties in connection with the Offers. There can be no assurance that such consents, if needed, will be obtained.

U.S. Competition Laws

Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and certain waiting period requirements have been satisfied and no orders have been issued prohibiting the transaction. These requirements applied to CMB by virtue of CMB’s acquisition of Ordinary Shares pursuant to the Share Purchase Agreement. CMB filed a Notification and Report Form with the FTC and the DOJ with respect to the purchase of Shares from Famatown and Frontline pursuant to the Share Purchase Agreement and the required waiting period expired on November 9, 2023 without any orders being issued by the FTC or DOJ prohibiting the Share Purchase.

The FTC and the DOJ frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as CMB’s acquisition of the Ordinary Shares in the Share Purchase, in the Completed Bid and in the Offers. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Accordingly, there can be no assurance that a challenge to the acquisition of control of the Company on U.S. antitrust grounds will not be made or that, if such a challenge is made, CMB will prevail.

Statutory Exemption from Certain U.S. Tender Offer Requirements

The U.S. Offer qualifies as a “Tier II” cross border offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and Belgian law and practice relating to tender offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment, Rule 14e-1(d) on the procedures for giving notices of any extensions of the length of the tender offer, where we will follow Belgian law and practice.

Appraisal Rights

No appraisal rights will be available to shareholders in connection with the U.S. Offer. Belgian corporation law does not provide for statutory appraisal rights in case of a tender offer.

Certain Litigation

New York Complaint

On February 26, 2024, a complaint was filed with the United States District Court for the Southern District of New York, captioned Boothbay Absolute Return Strategies, LP, Boothbay Diversified Alpha Master Fund, LP, Corbin Hedged Equity Fund, L.P., Corbin ERISA Opportunity Fund, Ltd., Pinehurst Partners, L.P., FW Deep Value Opportunities Fund I, LLC, FourWorld Global Opportunities Fund, Ltd., and FourWorld Event Opportunities, LP v. Belgische Scheepvaartmaatschappij-Compagnie Maritime Belge SA, Case No. 24-1445 (the “Complaint”).

The Complaint named the Offeror as defendant. The Complaint alleged, among other things, that the defendant violated Section 14(e) of the Exchange Act by disseminating materially false and misleading offering materials relating to the Completed Bid, including the Offer to Purchase used in connection with the Completed Bid and other documents disseminated pursuant to the Schedule TO of which that Offer to Purchase was a part, and the Belgian Prospectus (collectively, the “Offering Documents”). The Complaint sought, among other relief, (i) injunctive relief restraining the Offeror from completing the Completed Bid on the basis of such offering materials, (ii) compensatory and punitive damages in an unspecified amount, and (iii) plaintiffs’ court costs and reasonable attorney’s fees. The Complaint also sought a declaration that the Offering Documents are materially false and misleading and therefore violate Section 14(e) of the Exchange Act and declaring the Offering Documents null and void.

On March 13, 2024, the United States District Court for the Southern District of New York denied plaintiffs motion for a preliminary injunction and subsequently the plaintiffs withdrew the Complaint.

Market Court Complaint

On February 29, 2024, the same plaintiffs that filed the complaint with the United States District Court for the Southern District of New York, also filed a complaint in the Market Court of Belgium that requested the Market Court to (i) review the original bid price of $18.43 per Share, alleging that it did not reflect purported special benefits, which FourWorld claimed to have been granted to Frontline in addition to the price paid by CMB for its shares in the Company in the Share Purchase and (ii) order CMB to adjust the bid price to account for these alleged special benefits.

In its ruling dated September 6, 2024, the Market Court dismissed some of FourWorld’s claims as inadmissible and/or unfounded. However, the Market Court found that the pricing of certain vessels sold by the Company to Frontline implied certain special benefits to Frontline. The Market Court calculated these benefits to be $0.52 per Ordinary Share. The Market Court did not order CMB or the FSMA to increase the bid price. On October 7, 2024, the FSMA decided to effectively require an increase in the Original Reference Price of $0.52 per Ordinary Share and ordered CMB, more specifically, to (i) pay $0.52 per Share to all shareholders whose Ordinary Shares were validly tendered in the Completed Bid and (ii) reopen the Completed Bid at an adjusted bid price which takes into account the the $0.52 per Share increase of the Original Reference Price. Taking into account the Original Reference Price, increased by $0.52 in accordance with the FSMA Order, and decreased by $6.29 (the aggregate amount of distributions made by the Company to its shareholders since the initial announcement of the Completed Bid on October 9, 2023), results in an adjusted bid price of $12.66 per Share.

Enterprise Court Claim

On April 8, 2024, FourWorld filed claims before the Enterprise Court in Antwerp, Belgium. These claims (collectively, the “Enterprise Court Claim”) concern the integrated solution for the strategic and structural deadlock within the Company announced on October 9, 2023, of which the Completed Bid formed the final piece, as well as the Company’s acquisition of Pre-Acquisition CMB.TECH. FourWorld requests that all decisions of the Company’s supervisory board and general meeting in relation to these transactions, as well as the transactions themselves, be declared null and void. In this regard, FourWorld has summoned all parties involved in these transactions, including the Company, CMB, Frontline, Famatown, Hemen Holding Limited and Geveran Trading Co. Limited. The Company and the Offeror have stated that they consider these claims to be without merit and is vigorously contesting them particularly in light of the decision of the Market Court on specific legal topics. Pleadings in this matter are currently scheduled to take place in the first half of 2026. The outcome of the matter described above cannot be predicted with certainty.

16. Fees and Expenses.

CMB has retained Georgeson LLC to act as the U.S. Information Agent and Computershare to act as the U.S. Tender Agent in connection with the U.S. Offer. As part of the services included in such retention, the U.S. Information Agent may contact U.S. Holders of Ordinary Shares by telephone, mail, electronic mail and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the materials relating to the U.S. Offer to beneficial holders of Ordinary Shares.

The U.S. Information Agent and the U.S. Tender Agent each will receive reasonable and customary compensation for their respective services in connection with the U.S. Offer, will be reimbursed for its out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Ordinary Shares held by U.S. Holders pursuant to the U.S. Offer. We will reimburse brokers, dealers, commercial banks and trust companies upon request for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by CMB for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. Miscellaneous.

The U.S. Offer is only being made to U.S. Holders who are the beneficial owners of Ordinary Shares. We are currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the Ordinary Shares, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, we cannot comply, we will not make the U.S. Offer to the holders of Ordinary Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of CMB by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Offeror not contained in this Offer to Purchase or in the accompanying Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the U.S. Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments to the Schedule TO. The Schedule TO and any exhibits or amendments thereto may be obtained from the U.S. Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials also are available to the public on the SEC’s website at www.sec.gov.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the U.S. Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Compagnie Maritime Belge NV

October 23, 2024

ANNEX A

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS OF CMB

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of CMB are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is De Gerlachekaai 20, 2000 Antwerp, Belgium.

Name, Position and Business Address	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employments During the Last Five Years; Citizenship
Alexander Saverys Director (Term expires Annual General Meeting of 2027) Chief Executive Officer

Mr. Alexander Saverys has served as a director of CMB since 2006 and has been the Chief Executive Officer of CMB since September 2014. Mr. Saverys has been a Director of Saverco since 2001. Mr. Saverys has been the Chief Executive Officer of the Company and a member of the Company’s Sustainability Committee since November 22, 2023.

Mr. Saverys is a citizen of Belgium.

Ludovic Saverys Director (Term expires Annual General Meeting of 2025) Chief Financial Officer

Mr. Ludovic Saverys has served as a director of CMB since 2016 and has been the Chief Financial Officer of CMB since 2014. Mr. Saverys has been a Director of Saverco since 2009. Mr. Saverys has served as the Chief Financial Officer of the Company since November 22, 2023. Mr. Saverys served as a member of the Company’s Supervisory Board from May 2015 until 2021 and was a member of the Company’s Remuneration Committee and a member of its Health, Safety, Security and Environmental Committee.

Mr. Saverys is a citizen of Belgium.

Michaël Saverys Director (Term expires Annual General Meeting of 2025) Chief Chartering Officer

Mr. Michaël Saverys has served as a director of CMB since 2013 and has been the Chartering Director of CMB since 2008. He has been a Director of Saverco since 2009. Mr. Saverys has served as the Chief Chartering Officer of the Company since November 22, 2023.

Mr. Saverys is a citizen of Belgium.

Benoit Timmermans Director (Term expires Annual General Meeting of 2025) Chief Strategy Officer

Mr. Timmermans has been a director of CMB since 2003 and the Chief Strategy Officer of CMB since 2021. Mr. Timmermans has served as the Chief Strategy Officer of the Company since November 22, 2023 and is a member of the Company’s Sustainability Committee.

Mr. Timmermans is a citizen of Belgium.

Name, Position and Business Address	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employments During the Last Five Years; Citizenship
Mavecom BV, permanently represented by Maxime Van Eecke Director (Term expires Annual General Meeting of 2027) Chief Commercial Officer

Mr. Van Eecke has been a director of CMB since 2023 and has been the Chief Commercial Officer of CMB since 2021. Mr. Van Eecke has served as the Chief Commercial Officer of the Company since November 22, 2023. He started his career as Legal Counsel for the CMB Group in 2005 and became Managing Director of Delphis, the container division of CMB, in 2014.

Mr. Van Eecke is a citizen of Belgium.

Debemar BV, permanently represented by Patrick De Brabandere Director (Term expires Annual General Meeting of 2025)

Mr. De Brabandere has served as a director of CMB since 2002. Mr. De Brabandere has been a member of the Company’s Supervisory Board since March 2023 and he is the Chairman of the Audit and Risk Committee and a member of the Remuneration Committee and of the Corporate Governance and Nomination Committee of the Company. Mr. De Brabandere started his career at the audit firm Arthur Andersen. In 1987, he joined Almabo, the former holding company of the Saverys family, as Project Controller. In 2003, following the partial demerger of Exmar NV from CMB, he became director and CFO of Exmar NV and then its COO. In 2020 he became CFO of Exmar NV again until June 2022.

Mr. De Brabandere is a citizen of Belgium.

Buchai NV, permanently represented by Marc Saverys Director (Term expires Annual General Meeting of 2027)

Mr. Marc Saverys has been the Chairman of CMB since 2014. Mr. Saverys was re-appointed as a member of the Company’s Supervisory Board on November 22, 2023. He has been a Director of Saverco since 1986. During the period from 2003 through July 2014, Mr. Saverys served as the Chairman of Board of the Company. In 1976, Mr. Saverys joined the chartering department of Bocimar, the drybulk division of CMB. In 1985, Mr. Saverys established the drybulk division of Exmar and in 1991 he became Managing Director of CMB, a position that he held until September 2014 when he was appointed Chairman of CMB. Mr. Saverys has also served as the Chairman of Delphis NV since March 2004 and as a Board Member of Sibelco NV and Mediafin NV since June 2005 and October 2005, respectively.

Mr. Saverys is a citizen of Belgium.

Name, Position and Business Address	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employments During the Last Five Years; Citizenship
Jalcos NV, permanently represented by Ludwig Criel Director (Term expires Annual General Meeting of 2027)

Mr. Criel is an independent consultant. Mr. Criel has been a director of CMB since 1991 and served as Chief Financial Officer of CMB from 1991 until 2016. Mr. Criel served on the Board of Directors of the Company from its incorporation in 2003 until 2016. Mr. Criel has been the Chair of DPG Media (formerly De Persgroep) since 1996. Since 1983, he has held various management functions within the Almabo/Exmar group. Mr. Criel was also a director of Exmar from 2003 until 2021. From 1999 through 2004 Mr. Criel was Managing Director of the Wah Kwong group in Hong Kong and remains a member of the board of Wah Kwong Maritime Transport.

Mr. Criel is a citizen of Belgium.

Manually signed facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and any other required documents should be sent by each U.S. Holder or such U.S. Holder’s broker, dealer, commercial bank, trust company or other nominee to the U.S. Tender Agent as follows:

The U.S. Tender Agent for the U.S. Offer Is:

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: EURN P.O. Box 43011 Providence, Rhode Island 02940-3011

If delivering by trackable mail,

including overnight delivery

or any other expedited service:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions; COY: EURN

150 Royall Street, Suite V

Canton, Massachusetts 02021

Any questions or requests for assistance may be directed to the U.S. Information Agent at the telephone number and addresses set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the U.S. Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers

Call Toll Free:

1 (888) 815-4069

Outside U.S. and Canada:

+1 (781) 896-6948

Email: CMB.TECH@georgeson.com